Exhibit 99.02

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

RESEARCH, COLLABORATION AND LICENSE AGREEMENT
between
Amyris Inc., a Delaware corporation, with its principal address at 5885 Hollis Street, Emeryville, CA 94608, USA (hereinafter “Amyris”)
and
Lavvan, Inc., a Delaware corporation, with its principal address at 434 West 33rd Street, New York, NY 10001, USA (hereinafter “Lavvan”)
(Each of Lavvan and Amyris are hereinafter referred to as a “Party”, and together are referred to as the “Parties”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Section 1.
This Research, Collaboration and License Agreement (this “Agreement”) is effective as of the Effective Date, by and between the Parties.
WHEREAS, Lavvan is an ingredients and formulations business focused on the production and commercialization of cannabinoids for use in a variety of end markets;
WHEREAS, Amyris is an integrated renewable products company engaged in the research, development, production and commercialization of a variety of renewable products using its proprietary technology and intellectual property rights relating to synthetic biology;
WHEREAS, Amyris owns or controls certain Intellectual Property useful in the research, development, and production of Cannabinoids and wishes to license such Intellectual Property to Lavvan under the terms and conditions of this Agreement;
WHEREAS, the Parties wish to enter into this Agreement whereby Amyris shall perform research and development work to produce Collaboration Cannabinoids for Commercialization of Cannabinoids as Compounds and/or Products in the Lavvan Field; and
WHEREAS, each Party is free of any other obligations that would restrict such Party from entering into this Agreement.
NOW, THEREFORE, the Parties hereto agree as follows:
1  DEFINITIONS
The following terms shall have the following definitions:
1.1  “Action” means any claim, action, cause of action, suit, litigation, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (in each case whether at law or in equity, whether civil or criminal, whether in contract or tort or otherwise) of, to, from, by or before any governmental authority having jurisdiction thereover.
1.2  “Affiliate” means with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Party. A Person shall be deemed to “control” another Person if it has (a) the power to direct or cause the direction of the management or policies of the other Person whether through ownership of fifty percent (50%) or more of the outstanding stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled limits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, that such ownership interest provides the power to direct the management and

Exhibit 99.02
policies of such Person, (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, any investor in Lavvan, any such investor’s investors, and any portfolio companies of the foregoing shall not constitute an Affiliate of Lavvan.
1.3  “Agreement” shall have the meaning as defined in the Preamble.
1.4  “Amyris Background IP” means all Background IP Controlled by Amyris and/or its Affiliates.
1.5  “Amyris Cannabinoid Foreground IP” means all Foreground IP Controlled by Amyris and/or its Affiliates and Covering the [*].
1.6  “Amyris Foreground IP” means, collectively, the Amyris Cannabinoid Foreground IP and the Amyris Platform Improvement Foreground IP, but in all cases excluding Lavvan Foreground IP.
1.7  “Amyris IP” means, collectively, (i) the Amyris Foreground IP; and (ii) all Amyris Background IP reasonably necessary or actually used for the research, development, Manufacture and Commercialization of Cannabinoids. Amyris is solely responsible for all payments and obligations (if any) to its licensors with respect to all Amyris IP.
1.8  “Amyris IP Infringement Notification” shall have the meaning as defined in Section 5.13.1(a).
1.9  “Amyris Management Period” shall have the meaning as defined in Section 3.4.3(c).
1.10  “Amyris Platform Improvement IP” means all Foreground IP Controlled by Amyris and/or its Affiliates other than Amyris Cannabinoid Foreground IP.
1.11  “Amyris SPE” shall have the meaning as defined in Section 5.12.1(a).
1.12  “Amyris SPE Deadline” shall have the meaning as defined in Section 4.2.
1.13  “Amyris SPE IP Lavvan Licenses” shall have the meaning as defined in Section 5.12.1(d).
1.14  “Amyris SPE LLC Agreement” shall have the meaning as defined in Section 5.12.1(b).
1.15  “Amyris SPE Transfer” means Amyris’ completion of its obligations under Section 5.12.1(a).
1.16  “Apprinova Use” shall have the meaning as defined in Section 4.5.4(b).
1.17  “Approved Sublicense” shall have the meaning as defined in Section 5.17.1.
1.18  “"Approved Sublicense Termination Notice” shall have the meaning as defined in Section 5.17.1.
1.19  “Background IP” means any Intellectual Property, other than Foreground IP, Controlled by either Party and/or its Affiliates prior to the Effective Date or independently of this Agreement.
1.20  “Bankruptcy Code” shall have the meaning as defined in Section 5.15.1.
1.21  “Biossance Compound Trademark” means, with respect to a Compound Commercialized under and in accordance with Amyris’ rights under Section 5.10, any trademark or service mark for use in connection with the Commercialization of such Compound, and accompanying logos, trade dress or indicia of origin as determined by Amyris in its sole discretion.
1.22  “Biossance Use” shall have the meaning as defined in Section 5.10.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
1.23  “Breach Condition” means a material breach of this Agreement by Amyris for which Lavvan has provided notice in accordance with Section 10.3.
1.24  “Cannabinoid” means [*].
1.25 “CBD” means the compound having a [*]
1.26  “CBD Research Milestone” shall have the meaning as defined in Section 4.3.
1.27  “Change of Control” shall mean, with respect to either Party, the acquisition by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of such Party’s stock entitling that Person to exercise more than 50% of the total voting power of all of such Party’s stock entitled to vote generally in the election of its directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided that a bona fide primary offering of equity securities by Lavvan to one or more Persons for the purpose of raising capital shall not constitute a Change of Control.
1.28  “Class A Units” shall have the meaning as defined in Section 5.12.1(a).
1.29  “Class B Units” shall have the meaning as defined in Section 5.12.1(a).
1.30  “Closing” and “Closing Date” shall have the meaning as defined in Section 2.1.
1.31  “Collaboration Cannabinoid” means CBD and any other Cannabinoid selected pursuant to Section 3.2.
1.32  “Commercialize” means marketing, promoting, offering for sale, distributing, importing or selling a product and “Commercialization” has a corresponding meaning.
1.33  “Commercial Milestone Payment” shall have the meaning as defined in Section 4.4.
1.34  “Commercial Sale” means any arm’s length sale of a Compound to a Third Party (other than for use in test marketing) in any country after any necessary Registrations are obtained.
1.35  “Commercial Scale Milestone” shall have the meaning in Section 4.4.1.
1.36  “Commercial Strain” shall have the meaning as defined in Section 4.4.4.
1.37  “Compound” means a Cannabinoid produced by the Technology and meeting the applicable Specifications that may be sold in bulk form. A Compound shall not include any Product intended for retail sale by Lavvan or its Affiliates.
1.38  “Compound Trademark” means, with respect to a Compound other than any Compound Commercialized under and in accordance with Amyris’ rights under Section 5.10, any trademark or service mark for use in connection with the Commercialization of such Compound, and accompanying logos, trade dress or indicia of origin as determined by Lavvan in its sole discretion.
1.39  “Confidential Information” means (a) all trade secrets or confidential or proprietary information or tangible materials of the Disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates pursuant to this Agreement, including, for example, formulae, specifications (including the Specifications), application details, process data or information, market information, plant designs, ingredient, samples, or other types of information; (b) “Confidential Information” (as defined in the Prior

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
MNDA) that (i) was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior MNDA, or (ii) was considered Confidential Information (as defined in the Prior MNDA) as of the Effective Date of this Agreement and (c) the terms and conditions of this Agreement; provided, however, that Confidential Information shall not include information that: (A) was known by the Receiving Party or any of its Affiliates prior to the effective date of the Prior MNDA (as evidenced by the Receiving Party’s or such Affiliate’s written records or other competent evidence); (B) is or becomes publicly known through no breach of this Agreement or the Prior MNDA by the Receiving Party or any of its Affiliates or their respective Representatives; (C) is disclosed to the Receiving Party or any of its Affiliates by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the Disclosing Party or any of its Affiliates; or (D) is (after the Effective Date) or was (between the effective date of the Prior MNDA and the Effective Date) independently developed by or on behalf of the Receiving Party or any of its Affiliates without use of or access to the Disclosing Party’s Confidential Information (as evidenced by the Receiving Party’s or such Affiliate’s written records or other competent evidence). For clarity, this Agreement is the Confidential Information of both Parties.
1.40  “Contract Manufacturer” means a contract manufacturer(s) as proposed to the Steering Committee and finally selected and engaged by Lavvan in its discretion or in the event of any Sublicense pursuant to Section 5.17, as finally selected by Amyris in its discretion and engaged by Sublicensee, provided that each such contract manufacturer shall be located in any of Australia, Austria, Belgium, Brazil, Bulgaria, Chile, Columbia, Costa Rica, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Israel, Italy, Japan, Latvia, Lithuania, Luxembourg, Malta, Mexico, Netherlands, North America, Poland, Portugal, Romania, Slovakia, Slovenia, South Korea, Spain, Sweden and United Kingdom or any other countries, or territories as may be agreed in writing by the Parties’ respective executive officers from time to time.
1.41  “Control” or “Controlled” means that the applicable Party has the rights necessary to grant the rights and licenses granted or to be granted in this Agreement, whether by ownership or otherwise.
1.42  “Cosmetic” means any substance(s) or mixture thereof intended to be placed in contact with the various external parts of the human body, especially the skin, the hair system, nails, lips, external genitalia, or with the teeth and the oral mucosa, with a view exclusively or mainly to cleaning them, changing their appearance, protecting them, or keeping them in good condition.
1.43  “Cost of Goods Sold” means, with respect to a Compound or Compounds, the aggregate of internal and external costs of Lavvan or any of its Affiliates to Manufacture such Compounds, equal to the sum of: (a) to the extent that Lavvan or any of its Affiliates performs all or any part of the Manufacturing of such Compounds, the actual material costs, labor costs, utilities, storage, logistics, and waste removal costs for, plus Manufacturing overhead reasonably allocable to the Manufacturing of such Compounds (including facility start-up costs, depreciation, the cost of audits, the costs of failed batches or manufacturing variances and administrative and supervisory costs, insurance, permitting, and similar expenses); and (b) to the extent that Manufacturing of such Compounds is performed by a Third Party, the costs paid to such Third Party for such activities (including any costs for failed batches or manufacturing variances), storage and waste removal costs related to such Manufacturing and costs of managing and overseeing such Manufacturing. To the extent that any of the foregoing costs are attributable both to a Compound or Compounds and to one or more other Lavvan products or programs, such costs shall be reasonably allocated on the basis of utilization across all such products and programs.
1.44  “Cover,” “Covering” or “Covered” means, when referring to a product, invention or other Know-How: (a) with respect to a patent, that the practice by such Person of a specified activity with respect to such product, or the practice by such Person of such invention or the use by such Person of such Know-How, would infringe a claim included in such patent unless such Person had a license under, or other interest permitting such practice in, such claim, or (b) with respect to a patent application, that the practice by such Person of a specified activity with respect to such product, or the practice by such Person of such invention or the use by such Person of such Know-How, would infringe a claim included in such patent application, if such patent application were to issue as a patent, unless such Person had a license under, or other interest permitting such practice in, such claim.

Exhibit 99.02
1.45  “Disclosing Party” means the Party that discloses, or whose Representative discloses, Confidential Information to the other Party or any of its Representatives hereunder or that disclosed Confidential Information to the other Party or any of its Representatives pursuant to the Prior MNDA.
1.46  “Effective Date” means March 18, 2019.
1.47  “Escrow Agent” shall have the meaning as defined in Section 4.4.4.
1.48  “Escrow Agreement” shall have the meaning as defined in Section 4.4.4.
1.49  “Escrowed Materials” shall have the meaning as defined in Section 4.4.4.
1.50  “EPO” shall have the meaning as defined in Section 5.5.
1.51  “Extension Period” shall have the meaning as defined in Section 4.1.
1.52  “Extraordinary Actions” shall have the meaning as defined in Section 5.12.1(b).
1.53  “F&F Market” means the worldwide market for Flavor(s) and/or Fragrance(s) in consumer and industrial grade products (including fine fragrances, cosmetics, toiletries, home and body care, detergents, repellants, fertilizers, air fresheners and soaps); and (b) products designed for consumption (including food, beverages, drugs, tobacco and any animal feed).
1.54  “F&F Market Restriction End” shall have the meaning as defined in Section 1.73.
1.55  “Flavor” means a blend of two or more ingredients, to the extent used as an ingredient or additive to impart, modify, boost or enhance a desirable taste, flavor, or sensation, or to conceal, modify or minimize an undesirable taste, flavor, or sensation, in products designed for consumption (including food, beverages, drugs and tobacco and any animal feed).
1.56  “Foreground IP” means any Intellectual Property that is conceived, reduced to practice, obtained or developed by or on behalf of, either Party and/or its Affiliates in connection with this Agreement after the Effective Date.
1.57  “Fragrance” means a blend of two or more ingredients, to the extent used as an ingredient or additive to impart, modify, boost or enhance a desirable scent or odor, or to conceal or minimize an undesirable scent or odor, in consumer and industrial grade products.
1.58  “FTO License” shall have the meaning as defined in Section 4.5.3.
1.59  “GAAP” means United States generally accepted accounting principles, consistently applied.
1.60  “Great American” means GACP Finance Co., LLC., a Delaware limited liability company.
1.61  “Gross Margin Percentage” means, with respect to a Compound or Compounds, with respect to a calendar year, a percentage equal to Gross Profit divided by Net Sales.
1.62  “Gross Margin Threshold” shall have the meaning as defined in Section 4.5.1.
1.63  “Gross Profit” means, with respect to a Compound or Compounds, with respect to a calendar year, Net Sales less Cost of Goods Sold.

Exhibit 99.02
1.64  “ICC Rules” shall have the meaning as defined in Section 7.1.
1.65  “Indemnified Party” shall have the meaning as defined in Section 12.1.
1.66  “Indemnifying Party” shall have the meaning as defined in Section 12.1.
1.67  “"Initial Minimum Profit-Share Fee” shall have the meaning as defined in Section 6.1.
1.68  “Intellectual Property” shall mean all worldwide intellectual property and industrial property rights and rights in proprietary and/or confidential information, whether registered or unregistered, including all (A) Patent Rights, (B) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (C) trade secrets and all other confidential information, ideas, Know-How, inventions, proprietary processes, formulae, models, and other methodologies, (D) copyrights and copyright registrations, (E) computer programs (whether in object code, subject code or other form), designs, design registrations, algorithms, internet domain names (and registrations and applications therefor),databases, database rights, compilations and data, technology supporting the foregoing, and all related documentation, (F) licenses to any of the foregoing, and (G) all applications and registrations of the foregoing, and (H) all other similar proprietary rights.
1.69  “Know-How” means any and all technical information, research and development information, trade secrets, formulae, technical specifications, directions, instructions, user guides, operation guides, test protocols, test and qualification approaches, procedures and results, studies, analyses, raw material sources, data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, enhancements, modifications, technological developments, techniques, systems, tools, designs, schematics, semiconductor masks, business specifications, engineering drawings and software code.
1.70  “Lavvan” shall have the meaning as defined in the Preamble.
1.71  “Lavvan Background IP” means Background IP Controlled by Lavvan.
1.72  “Lavvan Contract Manufacturer Funding Obligations” shall have the meaning as defined in Section3.4.4(a).
1.73  “Lavvan Field” means all uses, excluding the F&F Market, provided, however, that upon any termination, expiration or other cessation of Amyris’ applicable contractual restrictions with respect to the F&F Market (“F&F Market Restriction End”) existing as of the Effective Date, the Lavvan Field shall mean all uses.
1.74  “Lavvan Foreground IP” means any Foreground IP Controlled by Lavvan and/or its Affiliates conceived, reduced to practice, obtained or developed by or on behalf of Lavvan or any of its Affiliates in connection with this Agreement after the Effective Date, but in all cases excluding Amyris Foreground IP.
1.75  “Lavvan Funding Condition” shall mean that Lavvan shall have received the proceeds of not less than [*].
1.76  “Lavvan Lien” shall have the meaning as defined in Section 5.12.2(a).
1.77  “Law” means any applicable law, statute, rule or regulation.
1.78  “Lender Consent(s)” shall have the meaning as defined in Section 2.1.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

1.79  “Manufacture” or “Manufacturing” means producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product or component thereof.
1.80 “Milestone” means the CBD Research Milestones, the Commercial Scale Milestones and milestone number one (1) as further outlined in Section 4.

1.81  “Milestone Achievement Requirements” shall have the meaning as defined in Section 4.3.

1.82 “Milestone Number One” means the Milestone identified as “Milestone number one (1)” in the Project Plan.
1.83 “Milestone Numbers” shall mean the milestone numbers set forth in Annex 4.
1.84 “Minimum Profit-Share Fee” shall have the meaning as defined in Section 6.1.
1.85 “Net Sales” means, [*]

Such amounts shall be determined from the books and records of Lavvan or its Affiliate, maintained in accordance with GAAP. Lavvan further agrees that, in determining such amounts, it will use Lavvan’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars.

For the avoidance of doubt, [*]

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

With respect to one or more Compounds that are included as a part of but not the entire Product, Net Sales shall be determined based on [*].
Net Sales shall not include [*].
1.86 “Party” and “Parties” shall have the meanings defined in the Preamble.
1.87 “Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.
1.88 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.
1.89 “Prior MNDA” means that certain Mutual Non-Disclosure Agreement between Amyris and an affiliate of Lavvan, dated January 4, 2019.
1.90 “Product” means products that contain one or more Compounds in addition to any non-Compound components, including, without limitation value-added formulations.
1.91 “Product Trademark” means, with respect to a Product, any trademark or service mark for use in connection with the Commercialization of such Product, and accompanying logos, trade dress or indicia of origin as determined by Lavvan in its sole discretion.
1.92 “Profit-Share Fee” shall have the meaning as defined in Section 4.5.1
1.93 “Profit-Share Term” shall have the meaning as defined in Section 4.5.2.
1.94 “Project” means Amyris’ and its Affiliates’ activities in relation to any Collaboration Cannabinoid according to the Project Plan.
1.95 “Project Leader” shall have the meaning as defined in Section 3.2.2.
1.96 “Project Plan” shall have the meaning as defined in Section 3.2.1.
1.97 “Project Term” shall have the meaning as defined in Section 4.1.
1.98 “Proposed Sublicense Notice” shall have the meaning as defined in Section 5.17.1.
1.99 “Receiving Party” means the Party that receives, or whose Representative receives, Confidential Information from the other Party or any of its Representatives hereunder or that received Confidential Information from the other Party or any of its Representatives pursuant to the Prior MNDA.
1.100 “Registrations” means any and all governmental approvals necessary and/or required to be granted by a Regulatory Authority for the research, development, manufacture, processing, import, distribution, and sale of Compounds or Products.
1.101 “Regulatory Authority” means governmental authority in any country or group of countries having jurisdiction and authority to grant Registrations for the marketing and sale of a Product and/or Compound in a country.
1.102 “Release Conditions” shall have the meaning as defined in Section 4.4.4.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
1.103  “Reporting Quarter” shall have the meaning as defined in Section 6.2.
1.104 “Representatives” means, with respect to a Party, its Affiliates and such Party’s and its Affiliates’ officers, directors, employees, contractors, agents, consultants, and advisors.
1.105 “Reproducible” or “Reproducibility” shall have the meaning as defined in Section 4.3.
1.106 “SCC1” or “Signification Collaboration Cannabinoid” means [*].
1.107  “Section 3.4.3(a) Materials” shall have the meaning as defined in Section 3.1.1.
1.108 “Specifications” means the scientific definition of a Collaboration Cannabinoid as described in Annex 2. Any revised Specifications under Section 3.3.2 shall replace the then-current Specifications in Annex 2. [*].

1.109 “Steering Committee” shall have the meaning as defined in Section 3.2.3.
1.110 “Strain” means any genetically engineered host organism (strain) selected and developed by Amyris in connection with this Agreement.
1.111 “Strain Engineering” means (i) any and all processes of biological (including genetic) or chemical engineering of microbial host cells, including portions thereof and (ii) any and all microbial host cells, including portions thereof, which result from the types of processes described in (i).
1.112 “Sublicense” means a sublicense, grant of rights to, or other similar permission to use all or some of the Amyris IP granted from Lavvan or any of its Affiliates or from any of their respective Sublicensees.
1.113 “Sublicense Income” means, with respect to a Compound or Compounds, with respect to a calendar year (or portion thereof), all amounts (whether in the form of upfront payments, milestone payments, royalties or otherwise) received by Lavvan or any of its Affiliates from a Sublicensee specifically for the grant of a Sublicense to such Sublicensee with respect to such Compounds, but excluding:
(a) amounts received by Lavvan or any of its Affiliates as payments for their actual reasonably allocated direct costs, including labor costs and out-of-pocket costs, to perform research, development, Manufacturing or Commercialization activities or regulatory affairs or compliance activities with respect to any Compounds except that any mark-ups or similar charges which exceed such actual direct costs shall not be excluded to the extent otherwise falling within this definition;
(b) amounts received by Lavvan or any of its Affiliates from such Sublicensee as the purchase price for Lavvan’s or any of its Affiliates’ debt or equity securities, except that amounts which exceed the fair market value of such debt or equity securities shall not be so excluded to the extent otherwise falling within this definition;
(c) amounts paid by such Sublicensee to Lavvan or any of its Affiliates to purchase Compounds; provided, however, that such purchases are reflected in Net Sales;
(d) those actual and reasonable internal costs and out-of-pocket costs paid by Lavvan or its Affiliates, and reimbursed by such Sublicensee to Lavvan or any of its Affiliates, for the filing, patent prosecution, maintenance, defense or enforcement of any Patent Rights that are directly and exclusively incurred with respect to any Compounds or, if incurred with respect to multiple products, then reasonably allocated to any Compounds except that any mark-ups or similar

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
charges which exceed such actual and reasonable internal costs and out-of-pocket costs shall not be excluded to the extent otherwise falling within this definition; and

(e) amounts received by Lavvan or any of its Affiliates as reimbursement for costs borne by Lavvan, with respect to Third Party claims for which the Sublicensee is obligated to indemnify Lavvan to the extent related to Collaboration Cannabinoids.

(f) amounts received by Lavvan or any of its Affiliates from such Sublicensee in relation to amounts received by Amyris in connection to the same or similar milestone criteria as for the Milestones hereunder.

1.114 “Sublicensee” means a Person (other than a Lavvan Affiliate) which receives a Sublicense.
1.115 “Subordination Agreement” shall have the meaning as defined in Section 5.12.2(a).
1.116 “Supplementary R&D Period” shall have the meaning as defined in Section 4.4.3.
1.117 “Supplementary R&D Plan” shall have the meaning as defined in Section 4.4.3.
1.118 “Technology” means (i) the Strain; (ii) a production process for the production of a Collaboration Cannabinoid; and (iii) any embodiments of any Amyris IP in items (i) or (ii).
1.119 “Technology Transfer” shall have the meaning as defined in Section 3.
1.120 “Third Party” means any Person other than Lavvan, Amyris or any Affiliate of Lavvan or Amyris.
1.121 “USD” means United States Dollars.
1.122 “USPTO” shall have the meaning as defined in Section 5.5.
1.123 “Valid Claim” means (i) a claim of an issued and unexpired patent within any Patent Rights within Amyris IP that has not been (A) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, which is unappealable or has not been appealed within the time allowed for appeal, (B) rendered unenforceable through disclaimer or otherwise, (C) abandoned or (D) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (ii) a pending claim of a pending patent application within the Patent Rights that (A) has not been pending for more than seven (7) years from the date of filing of the initial priority application from which the pending claim derives priority (provided, however, that in the event such aforementioned pending claims issue after such seven (7) year period, such claims will be Valid Claims to the extent they satisfy the provisions of clause (i) of this definition), (B) has been asserted and continues to be prosecuted in good faith, and (C) has not been abandoned or finally rejected without the possibility of appeal or refiling.
2  CLOSING
2.1  The rights and obligations of the Parties contemplated hereby (other than under Sections 1, 2, 7, 8, 9, 10, 11, 12, 13 and 14, which shall be binding upon the Parties immediately upon the Effective Date) shall take effect, subject to the satisfaction of the conditions set forth in this Section 2.1, on May 2, 2019 (the “Closing Date”) at the offices of Amyris, or such other time or place as the Parties may mutually agree in writing. At the Closing, (x) Amyris shall deliver or cause to be delivered to Lavvan the Lender Consent(s), in form and substance reasonably satisfactory to Lavvan and its counsel, and the Lavvan Lien (as defined below), and (y) Lavvan shall deliver or cause to be delivered to Amyris evidence of the satisfaction of the Lavvan Funding Condition. “Lender Consent(s)” means any and all necessary consents and releases by Great American and any other Permitted Senior Lender as required by Section 5.12. In the event that (i) Amyris fails to provide the Lender Consent(s) by the Closing Date in accordance with the foregoing, Lavvan may, or (ii) Lavvan fails to provide evidence of the satisfaction of the Lavvan Funding Condition by the Closing Date in accordance with the foregoing, Amyris may: (a) reschedule the Closing Date at its sole discretion but not beyond forty-five (45) days from the initial Closing Date set forth above; (b) waive this Section 2.1 in whole or in part; or (c) provide the other Party written notice of its failure to comply with this Section 2.1, in which case this Agreement shall be automatically null and void (without further action by the Parties) with respect to all rights and obligations of the Parties hereunder except for Sections 1, 2, 7, 8, 9, 10, 11, 12, 13 and 14, including any Lavvan payment obligations. In the event that the Closing

Exhibit 99.02
does not occur on the Closing Date (including as such Closing Date may be rescheduled by the applicable Party in accordance with the foregoing) and the applicable Party does not exercise its rights under the foregoing (a), (b) or (c) within forty-five (45) days from the initial Closing Date set forth above, this Agreement shall be automatically null and void (without further action by the Parties) with respect to all rights and obligations of the Parties hereunder except for Sections 1, 2, 7, 8, 9, 10, 11, 12, 13 and 14, including any Lavvan payment obligations hereunder.
3  DEVELOPMENT PHASE
3.1 Objective
3.1.1 The aim of this Agreement is for Amyris to carry out the activities specified in the Project Plan with respect to CBD, the SCC1 and the other eighteen (18) Collaboration Cannabinoids selected for development in accordance with this Agreement and the Project Plan, and to develop the related Technology to meet agreed goals. Upon election by Lavvan, Amyris shall transfer the information and materials specified in Section 3.4.3(a) (“Section 3.4.3(a) Materials”) to Lavvan and/or a Contract Manufacturer, as applicable for each Collaboration Cannabinoid. Such transfer by Amyris shall include training and cooperation with Lavvan and the Contract Manufacturer (collectively, and in accordance with Section 3.4.3, “Technology Transfer”).
3.2 Research & Development
3.2.1  Amyris agrees to conduct the Project in accordance with the (i) terms and conditions of this Agreement and (ii) the project plan that defines the work to be pursued under the Project, the expected results, a timetable for such work to be completed and a Milestone payment plan that describes the Milestones and sets forth the payment amounts owed to Amyris if a certain Milestone is achieved, in the form attached hereto as Annex 3, including to the extent such project plan is amended subsequently in writing by the Parties (the “Project Plan”). The Parties agree to update the Project Plan to adjust cost model cost assumptions to reflect the actual cost of operations of the selected Contract Manufacturer. Pursuant to selection of each additional Collaboration Cannabinoid pursuant to Section 4.1, the Project Plan shall be updated by the Parties to include, with respect to each such additional Collaboration Cannabinoid, comparable work scope and work timelines as for Collaboration Cannabinoids previously selected under Section 4.1, provided that in each such update and in the performance of such development with respect to such additional Collaboration Cannabinoids, (a) Amyris agrees to identify and leverage efficiencies gained with respect to its development of such previous Collaboration Cannabinoids; and (b) Amyris shall agree to reasonable work plans and timetables with respect to such additional Collaboration Cannabinoids. Amyris shall conduct all of its activities under the Project Plan in a professional and workmanlike manner and in accordance with industry standards for similar activities.
3.2.2 Within fifteen (15) days after the Effective Date, each Party shall appoint a project leader responsible for oversight of Project activities, each of whom shall be a representative of the appointing Party having appropriate experience and expertise (“Project Leader”). Subject to the foregoing requirements, a Party may replace its Project Leader with written notification to the other Party.

Exhibit 99.02

3.2.3  The Project Leaders will report to a joint steering committee (the “Steering Committee”). The Steering Committee will consist of four (4) Party representatives, two (2) from each Party. Each such representative shall be a senior-level representative of the appointing Party having appropriate experience and expertise, and each Party shall designate one of its Steering Committee representatives to serve as a co-chairperson of the Steering Committee. Each co-chairperson shall be responsible for using reasonable efforts to conduct the following activities in collaboration with his or her counterpart: (a) calling meetings of the Steering Committee; (b) ensuring that any activity delegated to the Steering Committee is carried out in accordance with Section 3.2.4; and (c) preparing and circulating an agenda for each upcoming meeting; provided, that the co-chairpersons shall include any agenda items proposed by either Party.
3.2.4 Among other tasks, the Steering Committee shall provide advice and recommendations whether or not the Project is on track according to the Project Plan and the agreed Milestones according to Section 4 below. The Steering Committee shall be an advisory body with no decision-making authority but for the ability to approve modifications to the Project Plan other than Milestone payment amounts. Any modification to the Project Plan by the Steering Committee in accordance with the foregoing shall require the unanimous consent of all four (4) members of the Steering Committee. If the Steering Committee is referred or otherwise identifies an area of dispute with respect to the Project that is not resolved in consultation with the Steering Committee, such topic of dispute will be escalated to the management of both Parties (CEO of Amyris and COO of Lavvan, or such other “C” level representative as such Party may designate from time to time). If such management agrees that there is a legitimate dispute as to the Project and is unable to resolve such topic of dispute within thirty (30) days after such area of dispute is assigned to such management, either Party may submit such topic of dispute to the dispute resolution process described in Section 7 below.
3.2.5 Each Party shall bear its own costs for work carried out in relation to the Project unless otherwise agreed in writing or stated herein or in the Project Plan.
3.2.6 For the Project, Amyris shall keep Lavvan informed of relevant results of its work according to the work schedule in the Project Plan.
3.2.7 The Parties agree that the timetable for carrying out the Project set forth in the Project Plan represents their best estimates as of the Effective Date or the date that any subsequent amendment to the Project Plan is effective with respect to the time required for the development work to be performed by Amyris with respect thereto. Amyris agrees that each update of the Project Plan under Section 3.2.1 to account for the selection of additional Collaboration Cannabinoids hereunder shall represent its best estimate with respect to the time required for the work to be performed for such additional Collaboration Cannabinoid, taking into account learned efficiencies and past performance.
3.2.8 Without limiting Section 3.2.4, the Steering Committee will not have any power to amend or modify the terms of this Agreement or waive compliance with this Agreement. In furtherance thereof, each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the Steering Committee except as expressly provided in this Agreement.
3.3  Tasks and Obligations
3.3.1  Amyris shall be responsible for the development of the Technology in accordance with the Project Plan and in compliance with all applicable Laws and shall facilitate the transfer of the Technology to Lavvan or a Contract Manufacturer in accordance with Section3.4.3(a). For clarity, Amyris shall research and develop each Collaboration Cannabinoid hereunder (CBD, the SCC1 and such additional Cannabinoids as selected and agreed in accordance with Section 4.1). Amyris shall provide Lavvan and the

Exhibit 99.02
Steering Committee with quarterly progress reports detailing progress to date on any in-process Collaboration Cannabinoids as outlined in the Project Plan.

3.3.2 Amyris shall be responsible for developing the Technology for the Collaboration Cannabinoids according to the agreed upon Specifications. Any changes to the Specifications must be mutually agreed by the Parties at least six (6) months prior to initiating any transfer of the Technology with respect to a Collaboration Cannabinoid to Lavvan or a Contract Manufacturer in accordance with Section 3.4.3 must be unanimously agreed upon by the Parties. [*]

3.3.3 Amyris will explicitly dedicate a commercially reasonable level of human resources (of not less than 8 FTEs on average over each quarter starting on the Effective Date and until the end of the Supplementary R&D Period) necessary to fulfill its obligations under this Agreement and the Project Plan, as well as commensurate lab space and pilot plant capacity.

3.3.4 Amyris is the responsible Party for obtaining (including preparing any documentation to obtain) any Registrations (including any necessary DEA registrations) with respect to its research and development activities related to Collaboration Cannabinoids hereunder from the applicable Regulatory Authorities. Amyris shall have sole discretion to make the registrations necessary for the development of Collaboration Cannabinoids with applicable Regulatory Authorities. Lavvan agrees to provide reasonable support to Amyris, upon Amyris’ request, in connection therewith. Lavvan is the responsible Party for obtaining (including preparing any documentation to obtain) any Registrations (including any necessary DEA registrations) with respect to its commercialization of any Products and/or Compounds hereunder in its name, if required, from the applicable Regulatory Authorities. Lavvan shall have sole discretion to make such registrations in connection with the commercialization of Products and/or Compounds with applicable Regulatory Authorities. Amyris agrees to provide reasonable support to Lavvan, upon Lavvan’s request, in connection therewith. All such support required pursuant to this Section 3.3.4 shall include (i) assistance in responding to any questions raised by such Regulatory Authorities, and (ii) the disclosure of Confidential Information to support regulatory filings or other communications or submissions to Regulatory Authorities in accordance with this Agreement.

3.3.5 The Parties acknowledge the existence of ambiguity in the requirements Regulatory Authorities will impose and the procedures they will use in defining conditions of lawful distribution of CBD and related products and of articles containing CBD. The Parties will provide reasonable support to one another in connection with any proceeding by a Regulatory Authority to provide for the lawful distribution of a Product or component thereof, including without limitation (i) co-applying for marketing authorization as they together deem appropriate, and (2) preparing and submitting, severally or jointly, comments and other data and information to a Regulatory Authority in connection with notice-and-comment rulemaking. The Parties acknowledge, further, that the disclosure of Confidential Information might be required in connection with a proceeding by a Regulatory Authority in accordance with this Agreement. In that event, the Parties agree to take such steps as are reasonably necessary to ensure that (i) Regulatory Authorities receive information to facilitate their review and evaluation of Products, components of Products, and related activities (e.g., manufacturing methods), and (ii) Confidential Information is not disclosed to Third Parties other than Regulatory Authorities. Lavvan shall be responsible for the Commercialization of Collaboration Cannabinoids in the Lavvan Field as embodied in Products and/or Compounds, directly and/or through Third Parties.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

3.4  Subcontractors; Inspections; Technology Transfer
3.4.1  Amyris may perform its obligations under the Project Plan through one or more subcontractors or consultants, provided, that: (i) Amyris shall remain responsible for the work allocated to, and payment to, its own subcontractors and consultants as it selects; (ii) Amyris’ subcontractors or consultants shall undertake in writing obligations of confidentiality and non-use regarding any Lavvan Confidential Information that are as protective of Lavvan as those in Section 8 hereof; (iii) Amyris shall require any such subcontractor or consultant to be bound by written and binding invention assignment agreements assigning developed Intellectual Property and intellectual property rights therein to Amyris; and (iv) each such subcontractor and consultant shall be bound by audit and inspection rights in favor of Lavvan as described in Section 3.4.2(a).

3.4.2 Inspections.
(a) During any applicable Project Term, at Lavvan’s expense, at any time upon reasonable notice and for reasonable duration during regular business hours, Lavvan or its authorized Representatives may visit the applicable facilities of Amyris, its Affiliates, or their respective subcontractors in order to inspect, observe, and audit Amyris’ performance of its obligations under the Project Plan and demonstrations of Reproducibility or other Milestone achievement; provided that Lavvan shall not be entitled to more than one such visit during any sixty (60) day period without Amyris’ prior consent, other than as necessary in relation to the confirmation of a Milestone achievement. Amyris shall provide access to such facilities and all relevant information to Lavvan or its Representatives for such purposes. Amyris and its Affiliates shall ensure that all of their agreements with its approved subcontractors under Section 3.4.1 include such audit and inspection rights in favor of Lavvan.
(b) Amyris shall advise Lavvan as soon as reasonably practicable after it becomes aware that an authorized agent of any Regulatory Authority or any other regulatory body plans to visit any applicable facilities of Amyris, its Affiliates, or their respective subcontractors in connection with Amyris’ activities regarding the Project. Lavvan shall have the right to be present at any such visit and to review in advance and comment on any communication in response to the visit submitted by Amyris. Amyris shall cooperate fully with such Regulatory Authority and with Lavvan in providing the information needed for any such communication. Amyris shall provide to Lavvan copies of any reporting document relating to the Project and delivered by such Regulatory Authority or regulatory body as a result of such visit.

3.4.3 Technology Transfer.
(a) Upon Lavvan’s written request and at Amyris’ cost and expense with regard to Amyris employees and contractors and Lavvan’s cost and expense with regard to all non-Amyris employee costs, including all Contract Manufacturer costs, Amyris shall transfer to Lavvan or an applicable Contract Manufacturer (i) the Commercial Strain and the Technology necessary to produce each applicable Collaboration Cannabinoid; and (ii) all documentation, specifications, approvals, permits, consents and materials related to the Technology, including process design schematics and manuals, necessary for Lavvan or such Contract Manufacturer to manufacture the applicable Collaboration Cannabinoid.

(b) Amyris shall cooperate in good faith with Lavvan and/or a Contract Manufacturer to bring about and complete a smooth and orderly transition of the Technology with respect to each Collaboration Cannabinoid and other information and materials described in Section 3.4.3(a) to enable an applicable Contract Manufacturer to successfully produce the applicable Collaboration Cannabinoid utilizing the Technology. Each Technology Transfer shall include reasonable travel to Lavvan and/or the Contract Manufacturer, and Amyris shall ensure that Lavvan and/or its Contract Manufacturer(s) have reasonable access to qualified scientists and Representatives of Amyris reasonably necessary to support an efficient and effective transfer of the Technology. All Know-How and documentation to be transferred to Lavvan and/or a Contract Manufacturer hereunder shall be provided in electronic form, to the extent such Know-How and documentation is available in electronic form.

Exhibit 99.02
(c) Amyris shall be responsible as Lavvan’s designee for the management of such Contract Manufacturer for the period beginning with the delivery of the initial technology transfer report in respect of such Collaboration Cannabinoid to Lavvan or the applicable Contract Manufacturer and ending (i) with respect to CBD one (1) year following the achievement of Milestone 6, (ii) with respect to SCC1, one (1) year following the achievement of Milestone 8, or (iii) for each Collaboration Cannabinoid other than CBD and SCC1, upon the achievement of the Commercial Scale Milestone in respect of such Collaboration Cannabinoid (“Amyris Management Period”) with respect to manufacturing ramp-up and scaling of commercial production; provided that Amyris must receive consent from Lavvan, which consent shall not be unreasonably withheld, delayed or conditioned, before making or agreeing to make any capital expenditures, other expenditures or commitments exceeding $100,000 USD individually or $1,000,000 USD in the aggregate), and Lavvan shall be responsible for the management of such Contract Manufacturer after the expiration of the Amyris Management Period. Notwithstanding the foregoing, nothing in this Section 3.4.3 shall derogate from Lavvan’s ability to visit and/or maintain a presence at a Contract Manufacturer’s facility, to observe and inspect operations (with such rights to be at least as expansive as those set forth in Section 3.4.2, mutatis mutandis), and to otherwise exercise its rights under this Agreement and its agreement with the Contract Manufacturer.

3.4.4 Post-Technology Transfer.
(a) As between the Parties, Lavvan will fund all expenses and costs incurred by each Contract Manufacturer (including equipment costs, working capital, FTE costs, and overhead costs), to support further production runs (“Lavvan Contract Manufacturer Funding Obligations”), provided that during the Amyris Management Period Amyris will fund all expenses and costs of Amyris employees and contractors.
(b) After the Amyris Management Period, Amyris may, at Lavvan’s request, continue to oversee the operations of an applicable Contract Manufacturer. Lavvan will fund all expenses and costs incurred by Amyris in such oversight, including FTE costs [*].

4 Payment / Term / Milestones
4.1 Collaboration Cannabinoid Selection. Lavvan will select all Collaboration Cannabinoids to be provided hereunder from candidates identified on Annex 1, as may be as may be updated by the Parties by mutual consent from time to time, such identification and selection to be within nine (9) years from the Effective Date. Each Collaboration Cannabinoid researched and developed hereunder will be developed within an exclusive research and development period (with respect to each such Collaboration Cannabinoid, the “Project Term”) as follows:
(A) for CBD, starting on the Effective Date and concluding three (3) years thereafter; and

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
(B) for each additional Collaboration Cannabinoid, starting on the date on which Lavvan selects such Collaboration Cannabinoid under this Section 4.1 and concluding three (3) years thereafter;

provided that: (i) Amyris will use commercially reasonable efforts to complete the applicable research and development within the specified Project Term; and (ii) any such Project Term will be extended by one (1) year (“Extension Period”) where a Collaboration Cannabinoid has not yet reached the first Commercial Scale Milestone (as determined in accordance with Section 4.4) by the end of the applicable Project Term, but the Parties have a commercially reasonable expectation that such Collaboration Cannabinoid will reach the first Commercial Scale Milestone within such Extension Period.

If no Commercial Scale Milestone is achieved during the Project Term for a particular Collaboration Cannabinoid, but is achieved during the forty-two (42) months subsequent to the Project Term, Lavvan will have the option, but not the obligation, to pay the applicable Commercial Milestone Payment for such Commercial Scale Milestone to begin to Commercialize such Collaboration Cannabinoid as if such Commercial Scale Milestone were achieved during the applicable Project Term.

Development Phase

4.2 Milestone One Payment. Lavvan will pay Amyris $10 million USD for Amyris achieving Milestone Number One. Notwithstanding anything to the contrary, no payments shall be due by Lavvan hereunder until and unless (i) Amyris has performed its obligations under Section 5.12.1 , (ii) [*], and (iii) [*] . In the event that Amyris fails to fulfill its obligations under Section 5.12.1 within forty-five (45) days after the Closing Date (“Amyris SPE Deadline”), (a) Lavvan may, at its sole option, extend the Amyris SPE Deadline, waive this Section 4.2 in whole or in part, or terminate this Agreement effective immediately on written notice to Amyris; or (b) without derogation to Lavvan’s rights under Section 4.2(a), the Parties may mutually agree to modify the terms of Section 5.12.1 and ancillary portions of this Agreement.

4.3 CBD Research Milestones. Lavvan will make Milestone payments to Amyris in connection with achievement of CBD research milestones (Milestone Numbers two (2) through five (5)) through a [*], each payable once only and solely in connection with CBD, due upon the timing set forth in Section 4.4.2. Each CBD Research Milestone will be deemed to be achieved when it meets the Milestone achievement requirements set forth in Annex 4 (the “Milestone Achievement Requirements”); provided that Lavvan shall confirm or object (which objection shall including a reasonably detailed explanation and all associated information on which such objection relies) by written notice to Amyris based on the Milestone Achievement Requirements within no later than thirty (30) days after receiving written notice from Amyris in respect of an achievement of a Commercial Milestone achievement.

Amyris will achieve the CBD Research Milestones upon the Reproducible production of CBD as set forth in the Milestone Achievement Requirements, subject to any elected confirmation by Lavvan in accordance with this Section 4.2. Lavvan shall pay Amyris the Milestone payment amounts set forth in the Project Plan for each CBD Research Milestone achieved. For the avoidance of doubt, [*].

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

Commercial Phase/Profit Sharing

4.4 Commercial Scale Milestones.

4.4.1 Provided no Release Conditions have been met, Lavvan will make Milestone payments to Amyris in connection with the achievement of commercial scale milestones set forth in Annex 4 (Milestone Numbers six (6) through twenty-seven (27)) (each, a “Commercial Scale Milestone”). Lavvan shall pay Amyris the commercial Milestone payment amounts set forth in the Project Plan (each, a “Commercial Milestone Payment”) in accordance with this paragraph 4.4.21.

(a) [*] of the Commercial Milestone Payment in respect of each Commercial Scale Milestone (other than Milestone Numbers seven (7) and nine (9)) will be earned by Amyris upon the production of the applicable Collaboration Cannabinoid (x) in satisfaction of the Milestone Achievement Requirements in Annex 4, provided that, solely for the purpose of this sentence, the Commercial Scale Milestone Cost shall be the target cost established by reference to the expected performance of the Commercial Strain at the time of Lavvan’s election to initiate a Technology Transfer under 3.4.3(a). Earned amounts referenced in the previous sentence with respect to Milestone Number six (6) will be payable six (6) months following the date earned.

(b) The remaining balance of each Commercial Milestone Payment in respect of each Commercial Scale Milestone will be earned by Amyris, and such Commercial Scale Milestone will be achieved, upon the production of the applicable Collaboration Cannabinoid in satisfaction of the Milestone Achievement Requirements in Annex 4. Lavvan shall confirm or object (such objection shall including reasonable detailed information for such objection) by written notice to Amyris based on the Milestone Achievement Requirements within no later than thirty (30) days of receiving an invoice from Amyris in respect of a Commercial Milestone achievement. Each Commercial Scale Milestone will be payable only once in total, due upon the timing set forth in Section 4.4.2.

(c) CBD - Amyris will receive a Commercial Milestone Payment as set forth in the Project Plan upon the achievement of each corresponding Commercial Scale Milestone with respect to the production of Milestone Numbers 6 (six) and seven (7) . For the avoidance of doubt, Amyris may earn up to [*] USD if both Commercial Scale Milestones with respect to the production of CBD are achieved.

(d) The Significant Collaboration Cannabinoid – Amyris will receive a Commercial Milestone Payment as set forth in the Project Plan upon the achievement of each corresponding Commercial Scale Milestone with respect to the production of the Milestone Numbers eight (8) and nine (9). For the avoidance of doubt, Amyris may earn up to [*] USD if both Commercial Scale Milestones with respect to the production of the SCC1 are achieved. For clarity, the SCC1 shall be selected and agreed in accordance with Section 4.1

(e) Additional Collaboration Cannabinoids – Amyris will receive a Commercial Milestone Payment set forth in the Project Plan upon the achievement of each corresponding Commercial Scale Milestone with respect to the production of Milestone Numbers ten (10) through twenty-seven (27). For the avoidance of doubt, Amyris may earn up to [*] USD if Milestone Numbers ten (10) through seventeen (17) are achieved, and Amyris will earn up to [*] USD if Milestone Numbers eighteen (18) through twenty-seven (27) are achieved. For clarity, each additional Collaboration Cannabinoid beyond CBD and the SCC1 shall be selected and agreed in accordance with Section 4.1

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

4.4.2 Milestone Payment Timing. Except as set forth in clause (b) of this Section 4.4.2, all Milestones are otherwise due and payable within [*] after confirmation of their achievement, provided, however, that notwithstanding the foregoing, (a) [*]; and (b) with respect to CBD, following the payment of Milestone Number two (2), no additional CBD Research Milestones shall be payable until the later of (i) the earlier of (x) forty-five (45) days after the first Commercial Scale Milestone in 4.4.1 has been achieved or (y) the date that is nine (9) months following the date on which such CBD Research Milestone is achieved. For clarity, CBD Research Milestones are only due with respect to CBD.
4.4.3 Supplementary R&D Period. An independent research and development period (the “Supplementary R&D Period”) having a term of three (3) years will begin on the first day of the second calendar quarter following the later of (i) the achievement of the Commercial Scale Milestone corresponding to the production of CBD at a cost of [*] or (ii) the date that is two (2) years from the Effective Date. During the Supplementary R&D Period, Lavvan will pay Amyris [*] to fund research and development related to Additional Cannabinoids pursuant to the Supplementary R&D Plan. Additional Cannabinoids comprise all Cannabinoids other than CBG, CBD and SCC1. Lavvan will propose potential Cannabinoids or groups of Cannabinoids for research, and Amyris will be responsible for research and development of Technology for the production of such Cannabinoids pursuant to a work plan (the “Supplementary R&D Plan”) proposed by Amyris and reasonably acceptable to Lavvan. Amyris will dedicate human resources of not less than 8 FTEs on average over each quarter to its activities under such Supplementary R&D Plan. Lavvan may update the Supplementary R&D Plan to identify Additional Cannabinoids in its discretion with sixty (60) days prior notice to Amyris.
4.4.4 Escrow. Amyris will deposit, at Lavvan’s expense, with a mutually agreed Third Party (the “Escrow Agent”) subject to an escrow agreement between the Parties and such Escrow Agent and reasonably acceptable to the Parties (“Escrow Agreement”), for each Collaboration Cannabinoid (a) not more than five (5) of the most advanced Strains developed under each applicable work plan outlined in the Project Plan (the specific number to be determined by Amyris with Lavvan’s reasonable consent), (b) any Strain that has been selected for Technology Transfer to a Contract Manufacturer pursuant to Section 3.4.3 (a “Commercial Strain”), (c) any Strain where a Milestone achievement has been claimed based upon the performance of such Strain (d) a technical report (including Strain development history) describing the work to date under the applicable work plan outlined in the Project Plan and (e) copies of all supporting SOPs and all other material development related documentation for each Collaboration Cannabinoid developed under the applicable work plan outlined in the Project Plan, including the materials described in Section 3.4.3 (collectively, the “Escrowed Materials”). Amyris will deposit the most current version of the Escrowed Materials: (x) promptly upon the claim of any Milestone, (y) six (6) months from the date of the most recent deposit, and (z) within five (5) days prior to the release of the Escrow Materials, which update shall include all Escrow Materials required to be deposited under this Section 4.4.4 prior to such update to the extent not previously deposited. With each deposit of Escrowed Materials, Amyris will provide Lavvan with a description of the Escrowed Materials to be deposited. Lavvan may confirm with the Escrow Agent the receipt of the Escrowed Materials, from time to time, to verify that the Escrowed Materials have been properly deposited and maintained. The Escrow Agent shall release the Escrowed Materials to Lavvan, in accordance with the terms of the Escrow Agreement, upon the occurrence of any one or more of the following events (the “Release Conditions”): (i) a Breach Condition, provided that Lavvan hereby agrees not to enforce its rights under this Section 4.4.4 or Section 5.7 until and unless such Breach Condition remains uncured and this Agreement is terminated in accordance with Section 10.3; (ii) a receiver or trustee in bankruptcy is appointed for Amyris or its property; (iii) Amyris makes a general assignment for the benefit of its creditors; (iv) Amyris commences, or has commenced against it, bankruptcy, insolvency or reorganization proceedings under any bankruptcy, insolvency, or reorganization law, which proceedings are not dismissed within sixty (60) days; or (v) such other release conditions as the Parties may agree in the Escrow Agreement.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

4.5 Profit-Share.
4.5.1 In addition to the Milestone One Payment and any other Milestone payments which become due hereunder, Lavvan shall pay to Amyris an ongoing profit-share fee equal to [*] earned by Lavvan from the sales of Collaboration Cannabinoids by Lavvan and its Affiliates under this Agreement (the “Profit-Share Fee”), provided, in each year beginning with the third (3rd) year after the first Commercial Scale Milestone is achieved for each Collaboration Cannabinoid, that if the [*]. Where the revenue from a Collaboration Cannabinoid is from a Sublicense transaction instead of the direct sale of a Collaboration Cannabinoid, Lavvan shall pay to Amyris (for clarity, in lieu of the Profit-Share Fee calculated under the prior sentence with respect to the applicable units of Collaboration Cannabinoid, but to be counted towards Minimum Profit-Share Fees under Section 6) an ongoing Profit-Share Fee equal to [*] of the Sublicense Income earned by Lavvan from such Sublicense transaction. For the avoidance of doubt, Profit-Share Fees shall be payable only once with respect to the same units of Collaboration Cannabinoid.
4.5.2 Profit-Share Fees will be payable with respect to each Collaboration Cannabinoid, on a Collaboration Cannabinoid-by-Collaboration Cannabinoid and country-by-country basis, commencing with the first Commercial Sale of such Collaboration Cannabinoid in such country until the date that the last of the Patent Rights in Amyris IP having a Valid Claim that covers the sale, manufacture, importation or use of a Collaboration Cannabinoid expires (“Profit-Share Term”).
4.5.3 Lavvan will notify Amyris if Lavvan reasonably believes that a license of Intellectual Property rights from a Third Party should be obtained, without which license such Intellectual Property rights would be infringed by the Manufacture and/or Commercialization of such Collaboration Cannabinoid (“FTO License”). Upon such notification, Amyris shall have the right, but not the obligation, through counsel of its choosing, to negotiate, for and obtain such FTO License. If Amyris elects not to negotiate and obtain such FTO License, it shall have the option to authorize Lavvan to negotiate and obtain such FTO License. If Amyris elects to initiate FTO License negotiations, Amyris will consult with Lavvan on the terms and conditions of such FTO License and consider in good faith any of Lavvan’s reasonable requests in determining any significant provision in such FTO License. If royalties must be paid to a Third Party under such FTO License, then Lavvan will be entitled to deduct from any Profit-Share Fees due Amyris hereunder in respect of the applicable Collaboration Cannabinoids an amount equal to fifty-percent (50%) of the royalties actually paid to such Third Party, up to a maximum amount of thirty-percent (30%) of the Profit-Share Fees due Amyris hereunder. If Amyris elects not to negotiate and obtain such FTO License, it shall indemnify Lavvan with respect thereto as set forth in Section 12.1.

4.5.4 Revenue Sharing

(a) In the event that Amyris shall refer to Lavvan any Third Party or their Affiliates set forth in Annex 5 (as Annex 5 may be updated by Amyris in writing subject to the consent of Lavvan, Amyris will receive a finder’s fee of 7.5% of all Net Revenue received by Lavvan in the first three (3) years from each such Third Party related to such referrals with respect to the sale of Collaboration Cannabinoids.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
(b) Amyris shall have the right to distribute, sell, or offer for sale Collaboration Cannabinoids in any market outside North America for Apprinova Use for Amyris’ own account. “Apprinova Use” means uses related to Amyris’ business-to-business relationships with personal care and Cosmetic companies. Lavvan shall allow Amyris to purchase Compounds related to Apprinova Use at a price that is equal to or lower than the price Lavvan charges any other Third Party in transactions that are comparable in lot size, timing, payment and delivery terms and other principal terms.

4.5.5 Audit Rights.

(a) Record Retention. Lavvan will maintain (and will ensure that its Affiliates and Sublicensees will maintain) complete and accurate books, records and accounts in sufficient detail to confirm the Profit-Share Fee calculated pursuant to Section 4.5. Such books, records and accounts will be retained by Lavvan until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain and
(ii) such longer period as may be required by applicable law.

(b) Audit. Amyris will have the right to have an independent certified public accounting firm of recognized standing, reasonably acceptable to Lavvan, have access during normal business hours, and upon reasonable prior written notice, to such records of Lavvan (and its Affiliates) as may be reasonably necessary to verify the accuracy of the Profit-Share Fee calculated pursuant to this Agreement; provided, however, that Amyris will not have the right to conduct more than one such audit every twelve (12) months. The accounting firm will disclose to Amyris only whether such costs are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Amyris (including the underlying books, records and accounts). Amyris will bear the cost of such audit unless the audit reveals that Lavvan under-reported the relevant Profit-Share Fees for the quarter(s) that are the subject of the audit by more than four percent (4%) of the aggregate Net Sales underlying such Profit-Share Fees, in which case Lavvan will bear the reasonable costs of the audit.

(c) Confidentiality. Amyris will treat all information subject to review under this Section as Lavvan’s Confidential Information in accordance with Section 7 of this Agreement and will cause its independent certified public accounting firm to enter into a confidentiality agreement with Lavvan obligating such firm to maintain all such financial information as Confidential Information in accordance with Section 7.
(d) Accounting Standards. Financial calculations required to be made hereunder will be made in accordance with GAAP.

4.6 Lavvan will make all payments under this Agreement by wire transfer to a US-account designated by Amyris and in USD. For the purposes of calculating any sums due under this Agreement, Lavvan will convert any amount expressed in a non-USD currency into USD equivalents, using its then-current standard exchange rate methodology as applied in its external reporting for the translation of foreign currency sales into USD. All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax except to the extent otherwise required by Laws. If Lavvan is so required to withhold, Lavvan will advise Amyris in writing, and may deduct from each payment to which such requirement relates and pay to the relevant governmental authority the amount required to be withheld.
4.7 In the event that any payment due under this Agreement is not made when due, the payment will accrue interest from the due date at the rate that is the lesser of (i) two percent (2%) above the prime rate as reported by Citibank, New York, New York on the date such payment was due to be paid or (ii) the maximum rate permitted by applicable law. The payment of such interest will not limit either Party from exercising any other rights it may have as a consequence of lateness of payment.
5 Intellectual Property Rights
Background IP
5.1 As between the Parties, each Party shall remain the owner of its Background IP. Except for the licenses expressly granted under Section 5.6 and Section 5.7, neither Party grants any right, title or interest in or to its Background IP to the other Party under this Agreement.

Exhibit 99.02
Foreground IP
5.2 As between the Parties, (a) Lavvan shall be the sole owner of all Lavvan Foreground IP; and (b) subject to Amyris’ obligations under Section 5.12.1 with respect to Amyris Cannabinoid Foreground IP, Amyris and its Affiliates shall be the sole owner of all Amyris Foreground IP.
5.3 Lavvan shall not, at any time during or after the term of this Agreement, modify or reverse engineer any of the Strains, except in the event of any Release Conditions.
Prosecution and Maintenance
5.4 Lavvan shall be entitled to file, prosecute and maintain in its own name and its own cost and expense Patent Rights and any other Intellectual Property applications based on Lavvan Background IP and Lavvan Foreground IP, as Lavvan deems appropriate.
5.5 Amyris shall have the sole right, using in-house or outside legal counsel selected by Amyris to prepare, file, prosecute and maintain the Patent Rights and any other Intellectual Property applications with respect to the Amyris IP, on a global basis, provided that (a) Amyris will prosecute the Patent Rights covering the Amyris IP in a commercially reasonable manner and as necessary for Lavvan’s exercise of its licensed rights hereunder until the earlier of the expiration of such Patent Rights or any applicable Profit-Share Term; and (ii) Amyris will reasonably consider requests by Lavvan for the prosecution of Patent Rights covering the Amyris Cannabinoid Foreground IP. Amyris shall provide Lavvan with copies of all correspondence it receives from (i) the US Patent and Trademark Office (the “USPTO”), the European Patent Office (“EPO”) and equivalent patent offices in foreign jurisdictions, relating to the Amyris Cannabinoid Foreground IP; and (ii) any other such worldwide Amyris Cannabinoid Foreground IP applications. Before Amyris submits any material filing or response to any such authority with respect to any Amyris Cannabinoid Foreground IP, Amyris shall provide Lavvan with drafts of such filing or response and provide Lavvan with a reasonable opportunity to review and comment on such filing or response within five (5) business days of Lavvan’s receipt thereof. Amyris shall take into account and consider in good faith Lavvan’s reasonable and timely comments regarding the filing, prosecution and maintenance of Amyris Cannabinoid Foreground IP rights under this Section 5.5. All costs and expenses relating to the filing, prosecution and maintenance of Intellectual Property rights under this Section 5.5 shall be at Amyris’ sole cost and expense.
Licensing
5.6 Subject to the terms of this Agreement, including any Profit-Share Fee due hereunder, Amyris and its Affiliates hereby grant to Lavvan and its Affiliates an exclusive (subject to Amyris’ rights under the next sentence and subject to Section 6.1 and license granted to Amyris under Section 5.10), worldwide, sublicensable (pursuant to Section 5.17), royalty-bearing license, under the Technology and the Amyris IP, to make, have made, use, sell, offer for sale and import, and Manufacture and Commercialize Cannabinoids in the Lavvan Field. For the avoidance of doubt, “royalty-bearing” according to this Section shall only mean the obligation to pay the Profit-Share Fee in accordance with Section 4.5. The foregoing license shall be exclusive in the Lavvan Field even as to Amyris, provided that Amyris may use the Technology and the Amyris IP in the Lavvan Field solely to the extent necessary for Amyris to perform its obligations under this Agreement and the Project Plan. The license granted pursuant to this Section 5.6 shall survive a termination of this Agreement other than any termination pursuant to Section 10.3 as a result of any material breach of this Agreement by Lavvan, provided that, for clarity, where the license so survives, Lavvan’s Profit-Share Fee obligation in accordance in Section 4.5 shall also survive, but no Lavvan obligation to pay Minimum Profit-Share Fees or Milestone-related payments shall survive.

Exhibit 99.02
5.7  Upon the occurrence of any of the Release Conditions specified in Section 4.4.4, (i) Amyris and its Affiliates hereby grant to Lavvan and its Affiliates an exclusive, worldwide, royalty-free, fully paid-up, sublicensable, license, under the Technology and the Amyris IP, to research and develop Cannabinoids in the Lavvan Field, provided that upon the occurrence of the Release Condition specified in clause (i) of Section 4.4.4 the exclusive license granted to Lavvan in Section 5.6 shall be royalty free. For clarity, under the license granted in this Section 5.7 notwithstanding anything to the contrary herein, Lavvan shall have the right the research and develop, or have research and developed, any Cannabinoids described hereunder. The license granted pursuant to this Section 5.7 shall survive a termination of this Agreement other than any termination pursuant to Section 10.3 as a result of any material breach of this Agreement by Lavvan.
5.8  Following the Amyris SPE Transfer, to the extent that Sections 5.6 and 5.7 hereof create licensing obligations of Amyris in respect of the Amyris Cannabinoid Foreground IP held by the Amyris SPE, such licensing obligations shall be satisfied by the Amyris SPE’s grant of and compliance with the Amyris SPE Lavvan Licenses.
5.9  Subject to the terms of this Agreement, Lavvan and its Affiliates hereby grant to Amyris and its Affiliates a non-exclusive, non-sublicensable, worldwide, royalty free, fully paid-up license under
(i) Lavvan Foreground IP and (ii) Lavvan Background IP, in each case of (i) and (ii), if required and solely to the extent necessary for Amyris to perform its obligations under this Agreement and the Project Plan.
5.10  Subject to the terms of this Agreement, Lavvan and its Affiliates hereby grant to Amyris and its Affiliates a non-exclusive, worldwide, royalty-free, non-sublicensable license, under the rights granted to Lavvan and its Affiliates under Section 5.7, to make, have made, use, sell, offer for sale and import, and Manufacture and Commercialize Collaboration Cannabinoids solely for the Biossance Use. The foregoing license is restricted to the manufacture of any unique Cannabanoid in a single fermenter of no more than ten thousand (10,000) liters. Prior to the achievement of a Commercial Scale Milestone in respect of any Collaboration Cannabinoid, Amyris shall not Manufacture such Collaboration Cannabinoid without Lavvan’s consent. “Biossance Use” means solely as one of multiple ingredients comprising products marketed by Amyris under the “Biossance” brand or any other Amyris direct-to-consumer brands related to men, hair and babies, provided that such products are personal care or Cosmetic products. Amyris shall notify Lavvan of the F&F Market Restriction End within thirty (30) days of the effective date of such F&F Market Restriction End.
Records
5.11 Each Party will maintain, or cause to be maintained, all records and documentation relating to its activities under the Project Plan, and, with respect to Amyris, in sufficient detail to support filing for Intellectual Property protection for the Amyris Foreground IP and in material compliance with applicable laws, rules and regulations. Such records and documentation will be complete and accurate in all material respects and will fully and properly reflect all work done under this Agreement, including in the performance of the Project Plan, and, when applicable with respect to Amyris, for use in connection with patent filings, prosecution and maintenance for the Amyris Foreground IP. Such records and documentation will be retained for at least three (3) years or such longer period as may be required by Laws. Each Party will use diligent efforts to ensure that such records and documentation include only information with respect to its activities hereunder and do not include, and are not commingled with, records of activities outside of this Agreement. Each Party will have the right, during normal business hours and upon reasonable written notice, to inspect any records maintained by the other Party pursuant to this Section 5.11, for use by the receiving Party solely in connection with the performance of this Agreement (including in connection with Section 5.5) in a manner consistent with the terms of this Agreement or the enforcement of its rights under this Agreement.

Exhibit 99.02
5.12 Special Purpose Entity

5.12.1 Amyris Cannabinoid Foreground IP. Prior to Closing:

(a) Amyris shall create a new subsidiary that is a limited liability company organized under the laws of the State of Delaware (the “Amyris SPE”) in which Amyris shall hold Class A Units representing 99.9% of the fully-diluted equity interests (the “Class A Units”) and as to which Amyris shall transfer to Lavvan, in further consideration for the transactions set forth herein, Class B Units representing 0.1% of the fully diluted equity interests (the “Class B Units”).

(b) The limited liability company agreement for the Amyris SPE (the “Amyris SPE LLC Agreement”) shall be in form and substance consistent with the terms hereof and in all other respects satisfactory to Amyris and Lavvan. Among other things, the Amyris SPE LLC Agreement shall provide that all of the economic equity interests in the Amyris SPE shall be vested in the Class A Units of the Amyris SPE and that all of the voting equity interests in the Amyris SPE shall be vested in the Class A Units of the Amyris SPE except that certain actions of the Amyris SPE (the “Extraordinary Actions”) shall require the affirmative vote of both the holder of the Class A Units and the holder of the Class B Units. The Extraordinary Actions shall include the incurrence or existence of any indebtedness or liens of the Amyris SPE or its assets, any transactions between the Amyris SPE and any affiliate thereof, any dividends or distributions of the Amyris SPE to its equity interest holders, any transfers (including licenses other than the Amyris SPE IP Lavvan Licenses to the extent not permitted under Sections 5.6 or 5.7) of assets of the Amyris SPE, and any bankruptcy or similar proceeding of the Amyris SPE.

(c) Amyris shall transfer all Amyris Cannabinoid Foreground IP to the Amyris SPE in exchange for issuance of 100% of the Class A Units and the Class B Units of the Amyris SPE to Amyris (such Class B units to be subsequently transferred to Lavvan pursuant to Section 5.12.1(a)), free and clear of all liens, claims, and encumbrances, including with the specific and express release of all liens and security interests on the Amyris Cannabinoid Foreground IP held by Great American and any other existing lien or security interest holder.

(d) The Amyris SPE shall grant to Lavvan license rights in the Amyris Cannabinoid Foreground IP on the terms set forth in Section 5.6 and Section 5.7 hereof (the “Amyris SPE IP Lavvan Licenses”).

5.12.2 Amyris Platform Improvement IP and Amyris Background IP.
(a) Amyris shall grant to Lavvan a lien and security interest on all Amyris Platform Improvement IP and Amyris Background IP to secure all obligations of Amyris to Lavvan hereunder (the “Lavvan Lien”). The Lavvan Lien shall be junior in priority to the existing liens and security interests of Great American and any other Permitted Senior Lender and shall be subject to a subordination agreement with Great American and any other Permitted Senior Lender (a “Subordination Agreement”).

Exhibit 99.02
(b) “Permitted Senior Lender” shall mean Great American and any other lender who has advanced debt for borrowed money to Amyris on a senior secured basis (or any other lender who refinances any such debt), provided that no licensee or similar counterparty to Amyris in respect of the Amyris Platform Improvement IP or Amyris Background IP shall be a Permitted Senior Lender.

(c) Each Subordination Agreement shall be in the applicable Permitted Senior Lender’s standard form with such changes as necessary to comply with Section 5.12.2(a) and shall provide, among other things, that the Lavvan Lien is junior and subordinate in all respects to the liens and security interests of the applicable Permitted Senior Lenders, on terms and conditions customary for subordination agreements of this type, and that, in the event that the applicable Permitted Senior Lenders exercise remedies in respect of any Amyris Platform Improvement IP and Amyris Background IP, such Permitted Senior Lenders (and any successors or transferees thereof) shall honor the licenses granted to Lavvan in the Amyris Platform Improvement IP and Amyris Background IP hereunder notwithstanding such exercise and any related transfer of assignment, as if such exercise, transfer, and assignment, as applicable, were subject to such license rights.

(d) Upon any termination of this Agreement pursuant to Section 10 (other than any termination pursuant to Section 10.3 as a result of any material breach of this Agreement by Amyris) or pursuant to Section 10.4 where Amyris is the Party impacted by the force majeure event, and without any further action by the Parties, (i) the Class B Units shall be cancelled and extinguished, (ii) the Amyris SPE LLC Agreement shall be terminated and of no further force and effect, (iii) the Amyris SPE IP Lavvan Licenses shall be terminated and of no further force and effect, and (iv) the Lavvan Lien shall be released, provided that no termination of this Agreement in any bankruptcy or similar proceeding of Amyris that is not otherwise permitted by Section 10, and no rejection of this Agreement by Amyris or its trustee or any other representative of Amyris or its estate in any such proceeding, shall trigger the provisions of this Section 5.12.2(d). Lavvan shall execute all terminations, releases, acknowledgements, reconveyances and other documents reasonably requested by Amyris that may be necessary or appropriate to effect or memorialize the foregoing.

5.13 Enforcement of Intellectual Property

5.13.1 Enforcement of Amyris Cannabinoid Foreground IP and Competitive Infringements.

(a) If either Party becomes aware of any apparent, threatened or actual infringement by any Third Party of any Amyris Cannabinoid Foreground IP or any Competitive Infringement, it shall promptly notify the other Party thereof (“Amyris IP Infringement Notification”). “Competitive Infringement” means any apparent, threatened or actual infringement by any Third Party of any Amyris IP in the Field related to the Manufacturing or Commercialization of Cannabinoids.

(b) With respect to any Amyris IP Infringement Notification described in Section 5.13.1(a), Amyris shall consult with Lavvan and consider in good faith any of Lavvan’s reasonable requests in determining any actions that Amyris may take with regard to such Third Party, including the initiating of any Action by Amyris. Amyris shall have the right, but not the obligation, through counsel of its choosing, to elect to initiate and conduct (including settle) any such Action at its sole cost and expense, provided that Amyris shall not (i) unreasonably decline any request by Lavvan that Amyris initiate and conduct an Action with regard to such Third Party; or (ii) unreasonably condition or delay such initiation and conduct of such Action. If Amyris initiates such an Action described in the prior

Exhibit 99.02
sentence with respect to any Amyris Cannabinoid Foreground IP, Amyris will consult with Lavvan on the conduct and settlement of such Action and consider in good faith any of Lavvan’s reasonable requests in determining any significant decisions in the course of such Action.
5.13.2 Lavvan shall have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an Action for the infringement of any Lavvan Foreground IP. But for Competitive Infringement Actions that are subject to Section 5.12.2, Amyris shall have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an Action for the infringement of any Amyris Cannabinoid Foreground IP.
5.13.3 But for Competitive Infringement Actions that are subject to Section5.14.1, each Party shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an Action for the infringement of any of its Background IP.
5.13.4 In the event a Party brings an infringement Action in accordance with Section 5.13.1, the other Party shall reasonably cooperate with respect to such Action, at the enforcing Party’s cost, including providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours. For the avoidance of doubt, (i) any information disclosed by one Party to the other pursuant to this Section 5.13.4 shall be considered Confidential Information of the Disclosing Party.
5.13.5 Any recovery in any infringement Action under Section 5.13 shall first be used to reimburse the Parties for their respective costs incurred in connection with such Action, including without limitation, attorneys and expert fees and court costs, with the non-enforcing Party’s costs to be fully reimbursed prior to any reimbursement to the enforcing Party. The enforcing Party shall then (to the extent of any remaining amounts) distribute amounts for lost profits, with payments of lost profits to Lavvan subject to retention (where Amyris is the enforcing Party) of the applicable Profit-Share Fee. Any other remaining amounts shall be retained by the enforcing Party. All recoveries under this Section 5.13.5 shall be distributed within forty-five (45) days of receipt thereof by the enforcing Party.
5.14 Invalidity or Unenforceability Defenses or Actions
5.14.1 Each Party shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to defend against any Action by a Third Party alleging that any Intellectual Property for which such Party has enforcement rights under Section 5.12 is invalid or unenforceable.
5.14.2 Each Party shall, at the defending Party’s cost, provide to the other Party all reasonable assistance requested by the other Party in connection with any Action under Section 5.14.1, including providing such other Party reasonable access to the assisting Party’s relevant documents and other evidence and to the assisting Party’s personnel who may have possession of relevant information. In particular, upon request, the assisting Party shall reasonably make available to the other Party, with the defending Party to pay the assisting Party’s reasonable out-of-pocket expenses with regard thereto, information in its possession or control that it is aware would assist the other Party in responding to any such Action; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege. For the avoidance of doubt, (i) any information disclosed by one Party to the other pursuant to this Section shall be considered Confidential Information and (ii) neither Party shall be obliged by means of this Section to disclose or to provide to any Third Party any of its Confidential Information except in accordance with Section 8.

Exhibit 99.02
5.15 Rights in an Event of Insolvency
5.15.1 All rights and licenses granted to Lavvan under or pursuant to any section of this Agreement, including Section 5.6 and Section 5.7, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (the “Bankruptcy Code”)) and Amyris hereby acknowledges, on behalf of itself and its Affiliates, that, to the extent described in the Amyris IP, such “intellectual property” includes (a) the Escrowed Materials, and (b) the materials described in Section 3.4.3(a). Amyris agrees that Lavvan, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Amyris further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Amyris under the Bankruptcy Code, then Lavvan will be entitled to access the Escrowed Materials , and same, if not already in its possession, will be promptly delivered to it (y) upon any such commencement of a bankruptcy proceeding upon written request therefor, if Amyris fails to perform all of its obligations under this Agreement, or (z) if not delivered under subsection (y) above, following the rejection of this Agreement by or on behalf of Amyris upon written request therefor by Lavvan, and, with respect to clauses (y) or (z), (i) the CBD Research Milestones and Commercial Scale Milestones hereunder are expressly understood by the Parties to constitute payments for Amyris’ services and not “royalty payments” in accordance with Section 365(n) of the Bankruptcy Code; and (ii) the Profit-Share Fees hereunder shall be “royalty payments” due from Lavvan in accordance with Section 365(n) of the Bankruptcy Code.
5.15.2 Amyris hereby represents, warrant and covenants that: (a) without limiting Amyris’ ability to perform its obligations under Section 5.12.1, (i) it shall not, during the term of this Agreement, enter into any agreement in conflict with its rights and obligations to Lavvan hereunder, and (ii) without limiting the generality of the foregoing, it shall not grant any right or license to any Third Party relating to any of the Intellectual Property rights it Controls that would conflict with any of the rights or licenses granted to Lavvan hereunder; (b) without limiting Section 14.1, Amyris shall not re-domicile or reconstitute Amyris’ United States business entity under the laws of a country other than the United States of America.
5.16 Trademarks.
5.16.1 Retained Rights in Corporate Marks and Logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.
Product/Compound Trademarks
5.16.2 Product Trademark Selection. Lavvan shall have the sole right to select, own, retain and enforce one or more global Trademarks (and all intellectual and other proprietary rights therein) for each of the Products worldwide; provided that the corporate name of Amyris, or any portion or variation thereof, is not incorporated in such Trademark (“Product Trademark”). All goodwill arising out of the use of the Product Trademarks shall inure to the benefit of Lavvan.
5.16.3 Compound Trademark Selection. With the exception of the Biossance Compound Trademarks, Lavvan shall have the sole right to select, own, retain and enforce one or more global Compound Trademarks (and all intellectual and other proprietary rights therein) for each of the Compounds worldwide; provided that the corporate name of Amyris, or any portion of variation thereof, is not incorporated in such Compound Trademark. All goodwill arising out of the use of such Trademarks shall inure to the benefit of Lavvan.
5.16.4 Biossance Compound Trademark Selection. Amyris shall have the sole right to select, own, retain and enforce one or more global Biossance Compound Trademarks (and all intellectual and other proprietary rights therein) for each of the Compounds used solely in the Biossance Use in accordance with Amyris’ rights under Section 5.10 worldwide; provided that the corporate name of Lavvan, or any portion of variation thereof, is not incorporated in such Biossance Compound Trademark. All goodwill arising out of the use of such Trademarks shall inure to the benefit of Amyris.

Exhibit 99.02
Enforcement
5.16.5 If Amyris becomes aware of any infringement of any Product Trademark by a Third Party, Amyris shall promptly notify Lavvan. Lavvan shall be responsible in its sole discretion for all such enforcement efforts, including the cost and expenses thereof, for infringement of the Product Trademarks. Upon Lavvan’s request, Amyris shall reasonably cooperate with Lavvan in such enforcement efforts at Lavvan’s sole cost and expense.
5.16.6 If Amyris becomes aware of any infringement of a Compound Trademark by a Third Party, Amyris shall promptly notify Lavvan. Lavvan shall be responsible in its sole discretion for all such enforcement efforts, including the cost and expenses thereof, for infringement of the Compound Trademarks. Upon Lavvan’s request, Amyris shall reasonably cooperate with Lavvan in such enforcement efforts at Lavvan’s sole cost and expense.
5.16.7 If Lavvan becomes aware of any infringement of a Biossance Compound Trademark by a Third Party, Lavvan shall promptly notify Amyris. Amyris shall be responsible in its sole discretion for all such enforcement efforts, including the cost and expenses thereof, for infringement of the Biossance Compound Trademarks. Upon Amyris’ request, Lavvan shall reasonably cooperate with Amyris in such enforcement efforts at Amyris’ sole cost and expense.
5.17 Sublicensing
5.17.1 Lavvan shall be entitled to grant Sublicenses to the Technology and the Amyris IP only to Persons that are Approved Sublicensees at the time such Sublicenses are entered into. Prior to the date hereof, Lavvan has provided Amyris with a list of pre-selected sublicensees and Amyris has approved the sublicensees set forth on such list (the Persons on such list, as Persons may be added to or removed from such list from time to time in accordance with this Section 5.17, being the “Approved Sublicenses”). Lavvan shall be entitled to propose additional sublicensees to Amyris in writing from time to time along with such information as Amyris may reasonably request regarding each such proposed sublicensee, and each such proposed sublicensee shall become an Approved Sublicensee hereunder thirty (30) days after having been so proposed by Lavvan unless Amyris shall provide Lavvan with a reasonably detailed summary (a “Proposed Sublicensee Objection Notice”) of the reasons why Amyris objects to such any such proposed sublicensee becoming an Approved Sublicensee hereunder (in which event any proposed sublicensee objected to in any Proposed Sublicensee Objection Notice shall not become an Approved Sublicensee hereunder). Lavvan shall provide Amyris with fifteen (15) days written notice prior to entering into a Sublicense with any Approved Sublicensee (a “Proposed Sublicense Notice”), along with a copy of the then-current draft of such proposed Sublicense. Lavvan shall discuss each such proposed Sublicense with Amyris prior to execution and shall allow Amyris the opportunity to provide comments on such proposed Sublicense, which comments Lavvan agrees to consider in good faith. Amyris shall be entitled to terminate the Approved Sublicensee status of any Approved Sublicensee at any time after any Person becomes an Approved Sublicensee until the date that is five (5) days after the date of a Proposed Sublicense Notice with respect to a Sublicense proposed to be entered into with such Approved Sublicensee in the event that such Approved Sublicensee shall be a party to any Action or material dispute with Amyris, any of its Affiliates, or any party to any material business relationship with Amyris or any of its Affiliates, or (ii) any event or events shall have occurred involving such Approved Sublicensee that shall have caused Amyris to reasonably conclude that granting a Sublicense to such Approved Sublicensee would be materially adverse to the legitimate business interests of Amyris or any of its Affiliates or could materially and adversely affect the business or reputation or Amyris or any of its Affiliates, by providing written notice (an “Approved Sublicensee Termination Notice”) to Lavvan, which Approved Sublicense Termination Notice shall include a reasonably detailed summary of the reasons why Amyris is terminating the Approved Sublicensee status of such Approved Sublicensee (in which event such Approved Sublicensee shall cease to be an Approved Sublicensee hereunder, and Lavvan shall no longer be entitled to enter into a Sublicense with such Person ).

Exhibit 99.02
5.17.2 Approved Sublicenses shall be entitled to further grant Sublicenses to the Technology and the Amyris IP only to Persons that are Approved Second Tier Sublicenses at the time such Sublicense is entered into or renewed. An “Approved Second Tier Sublicense” shall mean (i) any other Approved Sublicensee, (ii) in the event an Approved Sublicensee is not appropriately licensed to Commercialize a Product in any state, province or other sub-national jurisdiction, any Person selected by such Approved Sublicensee and that holds the necessary licenses required in order to Commercialize such Product in such state, province or other sub-national jurisdiction; provided, that such Approved Sublicensee shall be responsible for the actions or omissions of such Person, and (iii) any other Person consented to by Amyris in writing, which consent shall not unreasonably be withheld, conditioned or delayed. Approved Second Tier Sublicenses shall not be entitled to further grant Sublicenses to the Technology and the Amyris IP without the prior written consent of Amyris.
5.17.3 Notwithstanding the foregoing, this Section 5.17 shall not be applicable to, and Lavvan shall be entitled to grant, Sublicenses to Contract Manufacturers without the prior written consent of Amyris.
6 MINIMUMS FEES; EXCLUSIVITY
6.1  The exclusivity of the license granted by Amyris and its Affiliates to Lavvan and its Affiliates under Section 5.6 shall be subject to Lavvan’s option to meet, by paying further amounts in addition to Profit-Share Fees due under Section 4.5 to the extent such amounts due under Section 4.5 are less, certain annual minimum Profit-Share Fee amounts with respect to Collaboration Cannabinoids as set forth below (“Minimum Profit-Share Fees”). For clarity, all references to minimum amounts of Profit-Share Fees under this Section 6 shall be deemed to include Sublicense Income also due under Section 4.5. In order to retain exclusivity with respect to a Collaboration Cannabinoid for the two (2) calendar year period beginning with the fourth (4th) calendar year after the end of the calendar year during which the first Commercial Scale Milestone with respect to such Collaboration Cannabinoid was achieved, either Lavvan’s Profit-Share Fees under Section 4.5 with respect to such Collaboration Cannabinoid for the third (3rd) calendar year after the end of the calendar year during which the first Commercial Scale Milestone with respect to such Collaboration Cannabinoid was achieved must meet or exceed the applicable Initial Minimum Profit-Share Fee, or Lavvan may pay, in addition to such Profit-Share Fees due for such year under Section4.5, the difference between the Profit-Share Fee due for such year under Section 4.5 and such Initial Minimum Profit-Share Fee to retain exclusivity with respect to such Collaboration Cannabinoid. Thereafter, in order to retain exclusivity with respect to such Collaboration Cannabinoid for each subsequent two (2) calendar year period beginning with the sixth (6th) calendar year after the end of the calendar year during which the first Commercial Scale Milestone with respect to such Collaboration Cannabinoid was achieved, either Lavvan’s aggregate Profit-Share Fees under Section 4.5 with respect to such Collaboration Cannabinoid for the prior two (2) years must meet or exceed the aggregate applicable Minimum Profit-Share Fees for the prior two (2) years, or Lavvan may pay, in addition to such Profit-Share Fees due under Section4.5, the difference between the aggregate Profit-Share Fees due for such two (2) year period under Section 4.5 and such aggregate Minimum Profit-Share Fees for such two (2) year period to retain exclusivity with respect to such Collaboration Cannabinoid. If the requirements to retain exclusivity in either of the prior two sentences are not met during the applicable period, the license granted to Lavvan and its Affiliates shall be automatically converted to non-exclusive with respect to the applicable Collaboration Cannabinoid. “Minimum Profit-Share Fees” shall mean, [*] For clarity, there shall be no Minimum Profit-Share Fees and no potential loss of exclusivity under this Section 6.1 during the period ending three (3) years after the end of the calendar year during which the first Commercial Scale Milestone with respect to a Collaboration Cannabinoid was achieved.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02
6.2  With respect to each Collaboration Cannabinoid, Lavvan shall notify Amyris no later than the conclusion of the first calendar quarter (the “Reporting Quarter”) of (a) the fourth calendar year after the end of the calendar year during which the first Commercial Scale Milestone with respect to such Collaboration Cannabinoid was achieved whether Lavvan has met the Minimum Profit-Share Fees for such Collaboration Cannabinoid for the prior calendar year, and, if not, whether it intends to meet the Minimum Profit-Share Fees for such prior calendar year by making an additional payment, and (b) every second (2nd) calendar year thereafter, beginning with the sixth (6th) calendar year after the end of the calendar year during which the first Commercial Scale Milestone with respect to such Collaboration Cannabinoid was achieved, whether Lavvan has met the aggregate Minimum Profit-Share Fees for such Collaboration Cannabinoid for the prior two (2) calendar years, and, if not, whether it intends to meet the aggregate Minimum Profit-Share Fees for such prior two (2) calendar year period by making an additional payment, and, in each case if so elected, shall remit such additional payment with such notice or otherwise make such payment by the end of such Reporting Quarter. In the event exclusivity is lost pursuant to Lavvan’s failure to meet the Minimum Profit-Share Fees for such prior calendar year, or the aggregate Minimum Profit-Share Fees for such prior two (2) calendar year period, as applicable, the effective date of conversion to non-exclusivity shall be the first day of the calendar quarter immediately subsequent to the Reporting Quarter. In respect of any Collaboration Cannabinoid hereunder, for any periods where exclusivity is lost under this Section 6, no Minimum Profit-Share Fees shall be due under this Section 6. For clarity, the only effects of Lavvan’s failure to meet the Minimum Profit-Share Fees as provided in this Section 6 shall be the foregoing loss of exclusivity and termination of Lavvan’s obligation to pay Minimum Profit-Share Fees under Section 6.
6.3  In order for Lavvan to maintain exclusivity in respect of Cannabinoids other than the Collaboration Cannabinoids, beginning with the calendar year ending December 31, 2032, Lavvan shall have made payments to Amyris in the preceding year (to include all applicable payments from Lavvan under this Agreement for such year) equal to or not less than $50 million USD annually, increasing each calendar year thereafter by five (5) percent. Any loss of exclusivity under this paragraph shall have no impact on the exclusivity of any license in respect of any Collaboration Cannabinoid.
7 DISPUTE RESOLUTION
7.1 Arbitration
7.1.1 All disputes that cannot be resolved by the management of both Parties pursuant to Section 3.2.4 will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrator as to any claim or dispute shall be final, binding, and conclusive upon the Parties.

Exhibit 99.02
(a) There will be three (3) arbitrators mutually selected by the Parties. In the event the Parties cannot agree, each Party shall pick one (1) arbitrator and the two so selected arbitrators shall select the third arbitrator, and if the two selected arbitrators cannot agree on the third arbitrator, the ICC shall appoint the third arbitrator in accordance with the ICC Rules.
(b) The place of arbitration will be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence will be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.
(c) It is expressly understood and agreed by the Parties that the rulings and award of the tribunal will be conclusive on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.
(d) Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrators fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal will be deemed Confidential Information of each of the Parties.
(e) All information regarding the arbitration (including the fact that the arbitration is taking place) shall be deemed Confidential Information and all arbitrators, witnesses and other involved Persons shall be required to agree to maintain such confidentiality in accordance with the provisions of Section 8 hereof.

7.2 Intellectual Property Disputes
7.2.1  In the event that a dispute arises with respect to the scope, ownership, validity, enforceability, revocation or infringement of any Intellectual Property, and such dispute cannot be resolved by the management of both Parties in accordance with Section 3.2.4, unless otherwise agreed by the Parties in writing, such dispute will not be submitted to arbitration and either Party may initiate litigation solely in a court or other tribunal of competent jurisdiction in the country of issuance, registration, application or other protection, as applicable, of the item of Intellectual Property that is the subject of the dispute.
8 CONFIDENTIALITY
8.1  In order to successfully carry out the Project and their other rights and obligations hereunder, both Parties may need to exchange certain Confidential Information.
8.2  The Receiving Party shall (i) keep confidential such Confidential Information, (ii) not use such Confidential Information for any purpose outside the scope of this Agreement, (iii) maintain, use, disclose and otherwise handle the Confidential Information in accordance with the policies and procedures that the Receiving Party employs to protect its own confidential information of a similar nature but no less than a reasonable degree of care, and (iv) not disclose to any Third Party the fact that Confidential Information of the Disclosing Party has been made available to the Receiving Party. Without limiting the foregoing, each Receiving Party agrees that it and its Affiliates shall provide or permit access to the Disclosing Party’s Confidential Information only to the Receiving Party’s and its Affiliates’ Representatives, in each case who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the Receiving Party pursuant to this Section 8.2; provided, that each Party shall remain responsible for any failure by its Affiliates, and such Party’s and its Affiliates’ respective Representatives, to treat such Confidential Information as required under this Section 8.2 (as if such Affiliates, and such Party’s and its Affiliates’ Representatives, were parties directly bound to the requirements of this Section 8).

Exhibit 99.02
8.3  Nothing in this Agreement shall prevent the disclosure of those parts of the Confidential Information which are required to be disclosed by (i) law or court order; (ii) pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Receiving Party or any Affiliate thereof is listed or traded; provided, however, that if the Receiving Party is so required to disclose any such Confidential Information, it shall provide the Disclosing Party prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy to prevent or limit such disclosure
(iv) to its advisors (including financial advisors, attorneys and accountants) and to actual or potential acquirers, merger partners, financing sources or investors, in each case on a need to know basis and under appropriate written or otherwise legally enforceable confidentiality obligations (which may include professional ethical obligations) equivalent to those in this Agreement; or (v) to the extent such disclosure is reasonably necessary in regulatory filings or other communications or submissions to Regulatory Authorities with respect to a Compound or Product in accordance with this Agreement. Disclosure pursuant to this Section 8.3 will not change the Receiving Party’s confidentiality obligations as set forth in this Section 8.
9 FORCE MAJEURE
Neither Party shall be responsible or liable to the other hereunder for any failure or delay in the performance of its obligations under this Agreement due to any contingency beyond such Party’s reasonable control, such as war, fire, accident, U.S. federal regulatory changes, flood, earthquake, act of terrorism or other casualty or act of God. In the event of the applicability of this Section, the Party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations. Such force majeure occurrence shall immediately be notified to the other Party.
10 TERM AND TERMINATION
10.1  Subject to Section 2.1, this Agreement shall come into force and effect on the Effective Date.
10.2  This Agreement and all remaining rights and obligations hereunder shall remain in force and effect until fulfilment of all obligations of the Parties according to the Project Plan and expiry of the Profit-Share Term and Project Terms, if applicable, hereunder, unless terminated earlier by the Parties in accordance with this Section 10. Following the expiration of the applicable Profit-Share Term, on a Cannabinoid-by-Cannabinoid and country-by-country basis, Lavvan’s license under this Agreement with respect to such Cannabinoid in such country will become non-exclusive and fully paid-up, perpetual and irrevocable.
10.3  Either Party may terminate this Agreement if the other Party materially breaches its obligations hereunder and fails to cure such breach within sixty (60) days after receiving written notice of such breach from the non-affected Party, except in the case of a payment breach, as to which the affected Party will only have a forty-five (45) business day cure period, and except as to conduct related to research and development activities in accordance with the Project Plan, as to which there will be a ninety (90) day cure period. Notwithstanding the foregoing, if either Party disputes in good faith a material breach that is alleged by the other Party pursuant to this Section 10.3, by written notice to the other Party within the applicable respective forty-five (45) or sixty (60) or ninety (90) or day period noted above with regard to such breach, the period to cure such breach under this Section 10.3 shall be tolled until such dispute is resolved in accordance with Section7, provided that such Section 7 resolution is complete within six (6) months of the initiation thereof

Exhibit 99.02
10.4  Either Party may terminate this Agreement for a force majeure event that is still occurring on the date that is twelve (12) months after the date that the affected Party provided notice of a force majeure event to the non-affected Party pursuant to Section9.
10.5  Following the initiation of work on a specific Collaboration Cannabinoid, Lavvan may terminate this Agreement solely with respect to such Collaboration Cannabinoid for its convenience and without cause at any time during the term of this Agreement with sixty (60) days prior written notice to Amyris, provided that in such case Lavvan will pay the actual costs incurred by Amyris in respect of Project work completed specifically in respect of such Collaboration Cannabinoid through the date of such termination (such costs not to exceed a specified amount to be agreed by the parties in the Project Plan for such Collaboration Cannabinoid). Such termination will not serve as a termination in respect of any other Cannabinoid, and will not affect any other rights and obligations of the Parties under this Agreement.
10.6  Except as otherwise expressly provided in this Agreement, termination or expiration of this Agreement by either Party for any reason will not affect the rights and obligations of the Parties accrued prior to the date of said termination to the extent not agreed otherwise in writing. The exercise by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party solely based thereon. Subject to the foregoing sentence, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
10.7  In the event that Lavvan has terminated this Agreement pursuant to Section 10.3 or 10.4, Amyris shall promptly (but in any event within fifteen (15) days after the date of termination) deposit into escrow pursuant to Section 4.4.4, at Amyris’ expense, all Escrow Materials as of the effective date of termination. For the avoidance of doubt, Amyris has the affirmative obligation to promptly provide, or promptly cause to be provided, to Lavvan all materials that fit the definition of Escrow Materials as of the effective date of termination.
10.8  Sections 1, 2, 5.6, 5.7, 5.12, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive termination or expiration of this Agreement. Section 8 (Confidentiality) shall survive termination or expiration of this Agreement for the period of five (5) years after termination of this Agreement.
11 REPRESENTATIONS AND WARRANTIES
11.1 Each Party hereby represents and warrants to the other as of the Effective Date:
11.1.1 Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the power and authority to enter into this Agreement and perform its obligations hereunder and this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof.
11.1.2 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any applicable law or such Party’s incorporating documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Third Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it or any of its assets is bound.
11.1.3 No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as contemplated by Section 3.3.

Exhibit 99.02
11.1.4 Neither it nor any of its or its Affiliates’ employees or agents performing hereunder has ever been, or is currently: (A) debarred under 21 U.S.C. § 335a; (B) excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or non-procurement programs; (C) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (D) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), even if not yet excluded, debarred, suspended, or otherwise declared ineligible.
11.2  Amyris hereby represents, warrants and covenants to Lavvan:
11.2.1 Amyris is a corporation duly organized under the laws of Delaware and has full power and authority and right to own and operate its property and assets and to carry on its business now and as contemplated to be conducted under this Agreement.
11.2.2 Amyris is entitled to grant the licenses granted by Amyris to Lavvan hereunder. As of the Effective Date, each item of Intellectual Property licensed by Amyris to Lavvan hereunder is valid, subsisting and has not expired, been cancelled or abandoned or otherwise terminated.
11.2.3 As of the Effective Date, neither Amyris nor its Affiliates is in material violation of any Law or any judgment, order, writ, injunction or decree of any court or governmental authority to which Amyris or any Amyris Background IP are subject in a manner that relates to this Agreement.
11.2.4 There are no pending claims against or judgments or settlements against, or amounts with respect thereto, owed by Amyris or any of its Affiliates relating to the Amyris Background IP.
11.2.5 Amyris shall upon the written request of Lavvan upon any Milestone achievement for a Collaboration Cannabinoid, identify to and discuss with Lavvan any Third Party Intellectual Property relevant to such Collaboration Cannabinoid.
11.2.6 No claim or litigation has been brought and served on, or threatened against Amyris, by any Person alleging that the issued patents in the Amyris Background IP are [*].
11.2.7 To Amyris’ knowledge, no Third Party is infringing or misappropriating any Amyris Background IP.
11.2.8 Neither Amyris nor any of its Affiliates has licensed or otherwise encumbered its right, title or interest under the Amyris Background IP (including by granting any covenant not to sue with respect thereto) in a manner that is inconsistent with the rights and licenses granted to Lavvan under this Agreement.
11.2.9 To Amyris’ knowledge, each of the patents within the Amyris Background IP identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or pending.
11.2.10 Amyris owns or otherwise Controls the Amyris Background IP.
11.2.11 All Representatives of Amyris or its Affiliates working under this Agreement are and will be under the obligation to automatically assign all right, title and interest in and to their inventions, discoveries and other Know-How, whether or not patentable, and all Patent Rights and other Intellectual Property rights therein arising in connection with their activities under this Agreement, to Amyris.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

11.2.12 Amyris holds all permits and licenses as are necessary to carry on its Project activities or shall hold and maintain such permits and licenses prior to and during the performance of the applicable Project activities during the term of this Agreement. Neither Amyris nor its Affiliates is in material violation of any such permit and has not received any written or oral notice of suspension, revocation or cancellation thereof.
11.2.13 During the term of this Agreement, Amyris will not produce, assist in the production of, or license the Amyris IP to any Third Party for the production of any Cannabinoid, or any or precursor compounds produced in the production of any Cannabinoid, if such precursor compounds are intended for use in the production of any Cannabinoid.
11.12.13 That the word “sensation” used in the defined term Flavor is intended by Amyris to refer to sensations felt in the mouth related to flavor.
11.3  Lavvan hereby represents and warrants and covenants to Amyris:
11.3.1 Lavvan is a corporation duly organized under the laws of Delaware and has full power and authority and right to own and operate its property and assets and to carry on its business now and as contemplated to be conducted under this Agreement.
11.3.2 As of the Effective Date, neither Lavvan nor its Affiliates is in material violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or governmental authority to which Lavvan or any Lavvan Background IP are subject in a manner that relates to this Agreement
11.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2, AND 11.3 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED. NONE OF AMYRIS NOR ITS AFFILIATES MAKE ANY REPRESENTATIONS, EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ASSUME ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE COLLABORATION CANNABINOIDS OR TO THE DESIGN, DEVELOPMENT, MANUFACTURE OR SALE OR, ALSO EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2, AND 11.3 ABOVE, OTHER DISPOSITION BY LAVVAN OR ITS AFFILIATES OR ANY SUBLICENSEES OF PRODUCTS, AND, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2, AND 11.3 ABOVE, EACH OF AMYRIS AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY WARRANTIES THAT: THE USE OF THE SUPPLIED COLLABORATION CANNABINOIDS IN THE MANUFACTURE OF PRODUCTS, OR THE USE OR TRANSFER OF SUCH PRODUCTS BY OR TO ANY AFFILIATE OR THIRD PARTY ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES; AND LAVVAN AND ITS AFFILIATES AND ALL SUBLICENSEES ASSUME THE ENTIRE RISK AS TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR PERFORMANCE OF PRODUCTS BY OR ON ITS BEHALF; AND, ALSO EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2, AND 11.3 ABOVE, EACH SUBLICENSEE AND ITS AFFILIATES ASSUME THE ENTIRE RISK AS TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR PERFORMANCE OF PRODUCTS BY OR ON ITS BEHALF.

Exhibit 99.02

11.5 Insurance. Each Party will, and will cause its Affiliates to, have and maintain such type and amounts of liability insurance covering its activities under this Agreement, as is normal and customary in each Party’s respective industry for parties similarly situated, and will upon reasonable written request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Without limiting the forgoing, during the term of this Agreement with respect to Amyris and solely for the period of the term of this Agreement starting upon the initial Commercialization of the first Collaboration Cannabinoid hereunder with respect to Lavvan, each of the Parties shall maintain commercial general liability insurance with coverage for itself and its Affiliates of not less than [*] USD for any single occurrence and [*] USD in the aggregate, and each such policy shall name the other Party as an additional insured. Upon written request, a Party will provide the other Party with a certificate of insurance evidencing the required insurance is in force. Each Party shall provide the other Party with written notice at least thirty (30) days prior to any cancellation of the applicable policy, before the expiration date listed on the certificate of insurance.

12 INDEMNIFICATION
12.1 Subject to Section 12.1, each Party (the “Indemnifying Party”) agrees, at the Indemnifying Party’s cost and expense, to defend, indemnify and hold harmless the other Party and its Affiliates, and their respective directors, officers, employees and agents (the “Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Action brought by a Third Party to the extent relating to (i) any breach by the Indemnifying Party of any of its representations, warranties or obligations pursuant to this Agreement, (ii) where Amyris is the Indemnifying Party, any Third Party Intellectual Property for which a Section 4.5.3 notification was made by Lavvan and where Amyris elected not to obtain (or elected to obtain but did not so obtain) and did not authorize Lavvan to obtain an FTO License under Section 4.5.3, but solely to the extent that Amyris elected not to authorize Lavvan to negotiate and obtain such FTO License or elected to obtain but did not so obtain; or (iii) the gross negligence or willful misconduct of the Indemnifying Party.
12.2 In the event of any such Action against any of the Indemnified Parties by any Third Party, the Indemnified Parties shall promptly notify the Indemnifying Party in writing of the Action. The Indemnifying Party shall have the right, exercisable by notice to the applicable Indemnified Party within thirty (30) days after receipt of notice from such Indemnified Party of the Action, to assume direction and control of the Action (including the right to settle the Action solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to such Indemnified Party. The applicable Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be separately represented in any such action or proceeding. If the Indemnifying Party does not assume control of such defense within such thirty (30) day period, the Indemnified Party shall provide the Indemnifying Party with notice of the Indemnified Party’s intention to control such defense, and, without limiting the Indemnifying Party’s indemnification obligations, if the Indemnified Party determines to assume such defense, the Indemnified Party will select counsel reasonably acceptable to the Indemnifying Party for whose services the Indemnifying Party shall reimburse the Indemnified Party for all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. Except for as set forth in this Section 12.1, the Indemnifying Party shall not be liable for any Action costs or expenses incurred by such Indemnified Party without the Indemnifying Party’s prior written authorization. In addition, the Indemnifying Party shall not be responsible for the indemnification or defense of any Indemnified Party to the extent arising from any grossly negligent or intentional acts by any Indemnified Party or the breach by of any representation, obligation or warranty under this Agreement, or any Actions compromised or settled without its prior written consent. Notwithstanding the foregoing, the Indemnifying Party shall not settle an Action brought by a Third Party without the prior written consent of the applicable Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such claim or consent to any judgment in respect thereof with an admission of liability or fault of the Indemnified Party or that otherwise imposes any liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent.

[*] Certain portions denoted with an asterisk have been omitted.

Exhibit 99.02

13  LIMITATION OF LIABILITY AND INDEMNIFICATION OBLIGATION
EXCEPT TO THE EXTENT CAUSED BY A PARTY’S OR ANY OF ITS AFFILIATES’ GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BREACH OF SECTION 8 (CONFIDENTIALITY), NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY CANNABINOID OR ANY PRODUCT UNDER THIS AGREEMENT, (b) THE USE OF OR REFERENCE TO EITHER PARTY’S BACKGROUND IP OR FOREGROUND IP, OR (c) ANY BREACH OF OR FAILURE TO PERFORM ANY OF EITHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT. THE LIMITATIONS IN THIS SECTION 12 DO AS WELL APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.
14  MISCELLANEOUS
14.1  This Agreement and the rights herein granted shall be binding upon, and shall inure to the benefit of, any successors to a Party hereto or to any permitted assigns. Without the prior written consent of the other Party, neither Party may assign this Agreement in whole or in part to any Third Party; provided that either Party may assign its rights and obligations under this Agreement to an Affiliate or in connection with a Change of Control. Any permitted assignment of this Agreement shall be void and have no effect unless and until the assignee assumes the obligations of the assigning Party in a written instrument, a copy of which is provided to the non-assigning Party. Except for the assignments permitted by this Section 14.1, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party and any such attempted assignment shall be void.
14.2  This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, including, without limitation, those certain Terms for Proposed Technology Agreement by and between Amyris and an affiliate of Lavvan dated Jan. 4, 2019, as amended by that certain Amendment No. 1 to Term Sheet, dated Feb. 4, 2019.
14.3  No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.
14.4  No Third Party is an intended third-party beneficiary under this Agreement.
14.5  The Parties are independent contractors. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties or constitute any Party to be the agent of the other Party for any purpose. No Party shall have any authority to act for or bind the other Party in any way, or to represent that it has such authority.
14.6  Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
14.7  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, (i) such provision shall be deemed stricken from this Agreement, (ii) the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and (iii) all other provisions hereof shall remain in full force and effect in such jurisdiction.

Exhibit 99.02
14.8  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. All words and defined terms used in this Agreement shall have the same meaning whether used in the singular or plural form. When used in this Agreement, (i) the term “day” or “days” shall mean calendar days and the term “quarter” or “quarters” shall mean calendar quarters, unless otherwise indicated herein,
(ii) the term “including” means “including, without limitation”, and (iii) and “$” shall mean USD.
14.9 Each Party shall execute, acknowledge and deliver such further instruments as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
14.10 All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties and their respective and permitted assigns.
14.11 To the extent that this Agreement imposes obligations or restrictions on or grants rights to Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations and to exercise such rights, as applicable, in accordance with the terms and conditions of this Agreement and any breach of the terms or conditions of this Agreement by such Affiliate shall be considered a breach by such Party.
14.12 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
14.13 It is understood and agreed that money damages may not be an adequate remedy for any breach of this Agreement, and either Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach or, if in such Party’s reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach by of this Agreement but shall be in addition to all other remedies available at law or equity to either Party.
14.14 Either Party shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior written consent of the other Party except as required by law.
14.15 If Lavvan undergoes a Change of Control, Amyris will receive, and Lavvan will cause Amyris to receive, proceeds equal to 5% of the proceeds received by Lavvan and its securityholders (without duplication) in connection with such transaction. This paragraph shall apply only to the first Change of Control transaction or series of related transactions constituting the same Change of Control Transaction resulting in a payment to Amyris in respect of this paragraph. Such proceeds shall be paid concurrent with, or no later than ten (10) business day following, each date proceeds from such transaction or series of related transactions are paid to Lavvan or its securityholders, and this Section 14.15 shall survive a termination of this Agreement other than any termination pursuant to Section 10.3 as a result of any material breach of this Agreement by Amyris.
15  NOTICES
Any communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged, or delivered by a reputable commercial courier service with receipt acknowledged, to the recipients at the address notified below, or any other recipients or addresses as may be notified to the Party sending the notice.

Exhibit 99.02
Lavvan, Inc.

Amyris Inc.

16 APPLICABLE LAW AND JURISDICTION
This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law provisions thereof. To the extent applicable, the United Nations Convention on the international sale of goods shall be excluded. Any dispute arising out of this Agreement shall be submitted exclusively to any state or Federal court located in New York County, New York, without restricting any rights of appeal.
New York, New York, March ___, 2019      Emeryville, California, March ___, 2019

Lavvan, Inc.        Amyris, Inc.

/s/ Etan Bendheim________________     /s/ Kathleen Valiasek______________
Name: Etan Bendheim       Name: Kathleen Valiasek
Title: President       Title: Chief Financial Officer